UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
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RBC Bearings Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Tribology Center
Oxford, Connecticut 06478
July 24, 2025
To our stockholders:
You are cordially invited to attend the RBC Bearings Incorporated annual meeting of stockholders to be held at 9:00 a.m., local time, on Thursday, September 4, 2025 in Building A at our offices located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478. The attached Notice of Annual Meeting and Proxy Statement describe all items that we currently expect to be acted upon by stockholders at the meeting.
It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, please vote your shares as soon as possible.
Fiscal 2025 marked another outstanding year for RBC with record revenues, gross margin, adjusted EBITDA and net income. We also generated a record level of free cash flow, which was used to further reduce our debt to a post-Dodge-acquisition low. When viewed over a multi-year period, this resulted in a 5-year CAGR of 17.6% for net sales, 20.0% for adjusted EBITDA and 15.6% for free cash flow. This more than delivered on RBC’s goal of being a double-digit compounder, and we’re poised to continue this growth in the future.
Your continued support of RBC is greatly appreciated. We look forward to seeing you at the annual meeting.
Sincerely,

Dr. Michael J. Hartnett
Chairman, President and Chief Executive Officer

2025 Proxy Statement	[01]

Notice of 2025 Annual
Meeting of Stockholders

Date and Time:	Place:
Thursday, September 4, 2025 9:00 a.m. Local Time	Building A One Tribology Center 102 Willenbrock Road Oxford, CT 06478

Purpose
The 2025 annual meeting of stockholders of RBC Bearings Incorporated will be held in Building A at our executive offices at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, on Thursday, September 4, 2025, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will consider and vote on the following matters:

Proposal	Board Recommendation
1.To elect three directors in Class I to serve a term of three years and one director in Class III to serve a term of one year;	FOR all Director Nominees
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2026; and	FOR
3.To seek approval, on a non-binding advisory basis, of the compensation of our named executive officers.	FOR

Stockholders of record at the close of business on July 8, 2025 are entitled to notice of and to vote at the annual meeting and at any postponements or adjournments thereof. The directions to the meeting can be found in Appendix A of the attached proxy statement.
Your Vote is Important
Whether or not you plan to attend the meeting, please vote your shares. You can find voting instructions in the proxy statement or in the materials you received for the meeting. Any person voting by proxy has the power to revoke it, at any time prior to its exercise at the meeting, in accordance with the procedures described in the attached proxy statement.
If You Plan to Attend
Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (i.e., “street name” holders) will also need to bring a copy of a brokerage statement reflecting RBC stock ownership as of the record date. Cellular phones, cameras, recording devices and other electronic devices will not be permitted at the meeting.
By order of the Board of Directors,

Dr. Michael J. Hartnett
Chairman, President and Chief Executive Officer
July 24, 2025

[02]	2025 Proxy Statement

2025 Proxy Statement	[03]

Proxy Statement for 2025 Annual
Meeting of Stockholders
The Board of Directors (the “Board”) of RBC Bearings Incorporated is soliciting proxies from our stockholders to be used at the annual meeting of stockholders to be held on Thursday, September 4, 2025, beginning at 9:00 a.m., local time, in Building A at our principal executive offices, located at One Tribology Center, 102 Willenbrock Road, Oxford, Connecticut 06478, and at any postponements or adjournments thereof. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for fiscal 2025 are being mailed, or made available via the internet as described below, to stockholders on or about July 24, 2025.
Our fiscal years end on the Saturday closest to March 31 each year. Fiscal 2025 ended on March 29, 2025 and fiscal 2026 will end on March 28, 2026. As used in this proxy statement, the terms “we,” “us,” “our,” “RBC” and “the Company” mean RBC Bearings Incorporated and its subsidiaries.

Business Highlights

Who We Are
RBC Bearings is a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, aerospace and defense industries.

Founder-Led Growth Company

RBC was built through a series of acquisitions led by CEO Dr. Michael J. Hartnett, culminating in 29 transactions over 35 years with the most recent completed on July 18, 2025. The combination of organic and inorganic growth has resulted in double-digit through-cycle revenue growth coupled with healthy margin expansion and free cash flow generation. The Company has been publicly listed since 2005 and is now traded on the NYSE.

$12.0 billion Market Capitalization (as of July 8, 2025)	60 Facilities in 11 countries	>70% Estimated percentage of sales that are sole, single or primary sourced

[04]	2025 Proxy Statement

What Differentiates Us
RBC is a product development-centric firm focused on leveraging deep institutional knowledge in engineering and material sciences to solve some of its customers’ biggest challenges. Several differentiators are key to our success:

Focus on Niche / Proprietary Products	Strategic Inventory	RBC Ops Management System	Manufacturing Leadership

• Managing the Pareto:
~20% of products drive
~80% of revenue
•
Focus on highly specialized products, with ownership of IP, and product approvals
•
Estimated >70% sole, single or primary sourced products
•
High Aftermarket mix:
○
Stable, recurring revenue
○
Continually growing installed base

•
Long shelf-life products with long-term supply agreements
•
Allows RBC to level-load production to optimize gross margin
•
Fast lead times and high on-time delivery rates drive strong customer relationships and opportunities for growth

•
Monthly Ops meetings underpin a system of focus and accountability
•
Creates a systematic approach to monitoring:
○
Organic growth drivers
○
Margin performance
○
Strategic inventory levels
○
Staffing and human resources
○
Research and development
•
Drives CEO- and COO-level focus down to the division level, underpinning a culture of deep engagement

•
High levels of automation
•
High levels of vertical integration
•
Low-cost country leadership
•
Long track record as exceptional operators
•
Long tenure of management creates a culture of continuous improvement

Operating Performance Highlights
The Company’s operating results for fiscal 2025 demonstrate excellent execution on the Company’s business plan and strong operating performance, producing record net sales, gross margin and adjusted EBITDA. Highlights from our fiscal 2025 financial results are:

	Net Sales	Gross Margin	Net Income	Adjusted EBITDA(1)	Free Cash Flow Conversion
FY2025	$1,636.3 million	44.4%	$246.2 million	$519.8 million	99%
Increase over FY2024	+4.9%	+1.0%	+17.3%	+7.8% 102.3% of plan

(1)	Adjusted EBITDA is a non-GAAP financial measure. See Appendix B to this proxy statement for a reconciliation of reported net income to adjusted EBITDA.

2025 Proxy Statement	[05]

Furthermore, the Company has generated consistent revenue growth over the last two decades, with an 11% compound annual growth rate (CAGR):

The following graph shows the relationship between revenue CAGR and adjusted EBITDA CAGR for the Company versus our peer group average from fiscal 2021 through fiscal 2025. This reflects substantial revenue growth across our business through the expansion of our industrial business and the addition of Dodge Industrial (acquired in fiscal 2022). Importantly, the expansion of our profitability (adjusted EBITDA) occurred at a growth rate beyond revenue, reflecting our ability to improve margins as we build the business.

[06]	2025 Proxy Statement

The following graph details our TSR as compared to our peer group average over the last five years. The TSR calculation includes stock price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the stock on the ex-date of the dividend. Our TSR exceeded the peer group average by approximately 32.6% over this period, driven by the strong operating performance reflected above.

TSR (5 Years)
250.0%
200.0%
150.0%
100.0%
50.0%
0.0%
196.0%
163.4%
RBC
Peer Group

The above information indicates historical results only and is not necessarily indicative of future results.

2025 Proxy Statement	[07]

Proposals Submitted for Stockholder Vote

Proposal 1: Election of Directors
The Board currently is composed of nine directors serving staggered three-year terms and divided into Class I, Class II and Class III. This year the Class I directors are up for election and our Nominating and Governance Committee has nominated Daniel A. Bergeron, Barry C. Boyan and Edward D. Stewart for election at the annual meeting. Messrs. Bergeron and Stewart are incumbent Class I directors and Mr. Boyan has been nominated to succeed Michael H. Ambrose, who is retiring from the Board as of the annual meeting.
The Nominating and Governance Committee reviewed the qualifications of the Class I nominees and unanimously recommended to the Board that these nominees be submitted for election. In addition to the Class I directors, Frederick J. Elmy, who joined the Board as a Class III director last October, is required by our bylaws to stand for reelection this year (the first annual meeting following his appointment to fill a vacancy on the Board). We believe that each of Messrs. Bergeron, Boyan, Stewart and Elmy has a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board.

Daniel A. Bergeron
Mr. Bergeron is Vice President and Chief Operating Officer of RBC. He holds a Bachelor of Science degree in Finance from Northeastern University and a Master of Business Administration degree from the University of New Haven. See “Directors and Executive Officers” below.

Director since 2013 Age: 65

Skills and Expertise
Mr. Bergeron has been with RBC for more than 20 years and provides the Board with significant financial leadership and executive experience. See “Board of Directors and Corporate Governance—Director Qualities and Board Diversity” below.

Barry C. Boyan
Mr. Boyan serves as Vice President and General Manager of RBC’s West Coast business operations and will retire at the end of this year. Prior to joining us in 2001, he spent 17 years in various engineering and management positions with other bearing manufacturers. Mr. Boyan is a licensed Master Electrician and a veteran of the United States Marine Corps.

Nominee to become a director Age: 63

Skills and Expertise
Mr. Boyan’s more than 40 years of engineering and management experience in the precision bearing and highly-engineered component manufacturing industries makes him a unique and valuable resource to the Board with respect to strategy, organization, manufacturing, technology and risk. See “Board of Directors and Corporate Governance—Director Qualities and Board Diversity” below.

Edward D. Stewart
Mr. Stewart was with General Electric Company for many years where he served in various financial and operational roles including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses. He is also the former Chairman of the Board of ATC Technology Corporation, a then-publicly-traded third-party logistics services provider. Mr. Stewart holds a Bachelor of Arts degree in Economics from Tufts University. See “Directors and Executive Officers” below.

Director since 2013 Age: 82

Skills and Expertise
Mr. Stewart’s extensive financial experience qualifies him as an “audit committee financial expert.” In addition, his service as a director of other publicly-traded and private companies is a valuable resource to the Board. See “Board of Directors and Corporate Governance—Director Qualities and Board Diversity” below.

[08]	2025 Proxy Statement

Frederick J. Elmy
Mr. Elmy is a retired partner in PricewaterhouseCoopers LLP. He holds a Bachelor of Arts degree in Economics from the University of Pennsylvania and is a Certified Public Accountant. See “Directors and Executive Officers” below.

Director since 2024 Age: 64

Skills and Expertise
Mr. Elmy’s extensive financial experience qualifies him as an “audit committee financial expert.” See “Board of Directors and Corporate Governance—Director Qualities and Board Diversity” below.

Directors are elected by a majority of the votes cast at the meeting. If elected at the meeting, each of Messrs. Bergeron, Boyan and Stewart would serve until the 2028 annual meeting and until a successor is duly elected and qualified, or until his resignation or removal, and Mr. Elmy would serve until the 2026 annual meeting and until a successor is duly elected and qualified, or until his resignation or removal. If any of Messrs. Bergeron, Boyan, Stewart or Elmy should for any reason become unavailable to serve as a director prior to the annual meeting, the Board will (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person, in which case the proxy holders will vote for the new candidate, or (iii) leave the place vacant to be filled at a later time.

The Board recommends a vote FOR the election to the Board of Directors of the nominees identified above.

Proposal 2: The Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2026
Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal 2025 (see “Principal Accountant Fees and Services” below), and the Audit Committee has appointed Ernst & Young to serve in the same capacity for fiscal 2026 and has further directed that the Board submit Ernst & Young’s appointment for ratification by the stockholders at the annual meeting.
While not required, this proposal is being put before the stockholders because the Audit Committee and the Board believe that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firm. If the appointment of Ernst & Young is not ratified, the Audit Committee will consider the stockholders’ vote, but may ultimately determine to continue Ernst & Young’s engagement or to engage another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young is ratified, the Audit Committee may in its sole discretion terminate the engagement and direct the appointment of another independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and our stockholders.
Representatives of Ernst & Young are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2026 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2026.

2025 Proxy Statement	[09]

Proposal 3: Advisory Vote on Executive Compensation
The Securities Exchange Act of 1934 requires the Company to hold a non-binding advisory stockholder vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
The Company’s executive compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing incentives that promote both the short-term and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual cash bonuses, while long-term incentive awards encourage executives to focus on and align themselves with the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation.
The Company is committed to the interests of our stockholders and the delivery of long-term value through an executive compensation program and governance actions that
•	drive outstanding Company performance,
•	align CEO pay with Company performance,
•	ensure that no problematic pay practices exist (e.g., re-pricing or backdating of stock options, excessive perquisites, or tax gross-ups), and
•	reflect appropriate communication with and responsiveness to stockholders.
See “Compensation Discussion and Analysis” below for additional information about our executive officer compensation program.
This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the 2025 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting of stockholders pursuant to Item 402 of SEC Regulation S-K (including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained therein), is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Company, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

Other Matters to Come Before the Meeting
As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2025 annual meeting other than the four proposals referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in the manner the proxy holder considers appropriate.

[10]	2025 Proxy Statement

Board of Directors and Corporate Governance

The Board currently is composed of nine directors serving staggered three-year terms and divided into three classes: Class I consists of Michael H. Ambrose, Daniel A. Bergeron and Edward D. Stewart; Class II consists of Richard R. Crowell, Dr. Amir Faghri and Dr. Steven H. Kaplan; and Class III consists of Dr. Michael J. Hartnett, Frederick J. Elmy and Dolores J. Ennico. Class I, Class II and Class III directors (other than Mr. Elmy) will serve until our annual meetings of stockholders in 2025, 2027 and 2026, respectively.
Directors are elected by a majority of the votes cast at the annual stockholders’ meeting, except in a contested election where directors are elected by a plurality of the votes. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including vacancies created by an increase in the number of directors) will serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified, or until the director’s resignation or removal.
In our stockholder engagement meetings prior to the 2024 annual meeting, some stockholders expressed a preference for the declassification of our Board. In response, the Board conducted a formal evaluation of the classified board structure that reviewed the costs and benefits of classification and benchmarking of peers and market practices. Following this evaluation, the Board concluded the classified board is the most appropriate structure for the Company at this time in order to promote stability and support our long-term strategy. However, the Board recognizes this is an important topic for some of our stockholders and is committed to regularly reviewing the structure in the future.
Meetings of the Board and Committees of the Board
The Board held four meetings during fiscal 2025. The standing committees of the Board held an aggregate of eight meetings during fiscal 2025. Each director attended at least 75% of the meetings of the Board and the Board committees on which they served during fiscal 2025.
Under the Company’s Corporate Governance Guidelines, the non-employee directors meet in executive sessions on a periodic basis without management. During fiscal 2025 the non-employee members of the Board met in executive session twice.
Directors are encouraged to attend the annual meeting of stockholders. All of the directors attended the 2024 annual meeting of stockholders either in person or by teleconference.
Director Independence
The rules of the New York Stock Exchange (NYSE) require that the Board be comprised of a majority of “independent” directors, and each of the Company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee be comprised solely of “independent” directors as defined in the NYSE’s rules. Based upon the information submitted by each of the directors, and following the recommendation of the Nominating and Governance Committee, the Board has made a determination that all of our current directors, with the exception of Dr. Hartnett and Mr. Bergeron, satisfy the “independence” requirements of the
NYSE, SEC regulations and the Company’s Corporate Governance Guidelines. The standards for determining independence are those set forth in the NYSE Listed Company Manual and the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines can be found on our website at www.investor.rbcbearings.com/corporate-governance/governance-highlights. Mr. Boyan, if elected to the Board, will not be deemed to be independent until the end of his three-year term as a Class I director.
Communications Between Interested Parties and the Board
Stockholders and any other interested parties may send communications to the Company’s directors as a group or to individual directors (including our Lead Independent Director), by writing to those individuals or the group at the following address: RBC Bearings Incorporated, c/o the Secretary, 102 Willenbrock Road, Oxford, CT 06478. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising, and communication that is frivolous in nature or relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.

2025 Proxy Statement	[11]

The Board has a policy for reporting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through either of the following means:
•
calling the Company’s Ethics Hotline at 1-866-247-5449 (which is available 24 hours per day, 365 days per year) and leaving a recorded message, which is transcribed by a third-party service provider to insure the caller’s anonymity, or

•	sending a written communication marked “Private & Confidential” to the Audit Committee, RBC Bearings Incorporated, c/o the Secretary, 102 Willenbrock Road, Oxford, CT 06478.
In either case, the report will be forwarded to the Audit Committee and the confidentiality of the report will be maintained to the extent consistent with applicable law.
Committees of the Board of Directors
The Board currently has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The charter for each of the committees is available on the Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.

Audit Committee
Responsible for
• selecting our independent registered public accounting firm,
• approving the overall scope of the audit and the associated fees,
• assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements,
• annually reviewing the independent registered public accounting firm’s report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the registered public accounting firm,
• discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm,
• discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies,
• discussing policies with respect to risk assessment and risk management,
• meeting separately, periodically, with management and the independent registered public accounting firm,
• reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response,
• setting clear hiring policies for employees or former employees of the independent registered public accounting firm,
• handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, and
• reporting regularly to the full Board.

Meetings held in fiscal 2025: four

Members:
Richard R. Crowell
Frederick J. Elmy
Edward D. Stewart (Chair)

Each member satisfies the financial literacy requirements of the NYSE and the SEC and the NYSE’s independence requirements for audit committee members. The Board has determined that Messrs. Crowell, Elmy and Stewart qualify as “audit committee financial experts” for SEC purposes.

Compensation Committee
Responsible for
• reviewing key employee compensation goals, policies, plans and programs,
• reviewing and approving the compensation of our directors, chief executive officer and other executive officers,
• reviewing and approving employment contracts and other similar arrangements between the Company and our executive officers,
• reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such officer’s executive performance and other related matters,
• administration of stock plans and other incentive compensation plans,
• approving overall compensation policies for the Company, and
• handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

Meetings held in fiscal 2025: two Members: Dolores J. Ennico (Chair) Dr. Amir Faghri Dr. Steven H. Kaplan Each member satisfies the NYSE’s independence requirements for compensation committee members.

[12]	2025 Proxy Statement

Nominating and Governance Committee
Responsible for
• evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees,
• establishing a policy for considering stockholder nominees for election to the Board,
• evaluating and recommending candidates for election to the Board,
• overseeing the Board’s performance and self-evaluation process and developing continuing education programs for our directors,
• reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes, and
• reviewing and monitoring compliance with the Company’s Code of Conduct and Ethics and our Insider Trading Policy.

Meetings held in fiscal 2025: two

Members:
Dolores J. Ennico
Dr. Steven H. Kaplan
Edward D. Stewart

Each member satisfies the NYSE’s independence requirements for nominating and governance committee members.

Director Qualifications and Board Diversity
The Board seeks to have members who possess diverse sets of background, skills and expertise to make a significant contribution to the Board, the Company and our stockholders. In selecting a nominee for the Board, the Nominating and Governance Committee considers the background, skills and expertise that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. Desired qualities for Board members include
•	high-level leadership experience in business or administrative activities, and significant accomplishment,
•	breadth of knowledge about issues affecting the Company,
•	proven ability and willingness to contribute special competencies to Board activities,
•	personal integrity,
•	loyalty to the Company and concern for its success and welfare,
•	ability and willingness to apply sound and independent business judgment,
•	awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image,
•	no present conflicts of interest,
•	availability for meetings and consultation on Company matters, enthusiasm about the prospect of serving,
•	willingness to assume broad fiduciary responsibility, and
•	willingness to become a Company stockholder.
In evaluating candidates, the Nominating and Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Director Nominations” below.
The Nominating and Governance Committee considers various kinds of diversity such as diversity of professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin, when considering whether to nominate an individual for Board membership. The Board believes it is important that its members represent diverse viewpoints and perspectives in their application of judgment to Company matters. The Nominating and Governance Committee assesses the effectiveness of this objective when evaluating new director candidates and when assessing the composition of the Board.

2025 Proxy Statement	[13]

The following matrix identifies the primary experience, qualifications, and skills, as well as gender/ethnic/racial diversity, of each of our directors and director nominees. This matrix does not encompass all the experience, qualifications or skills of our directors and nominees, and the fact that a particular experience, qualification, or skill is not listed does not mean that a director or nominee does not possess it. The type and degree of experience, qualifications and skills listed below may vary among the individuals.

Experience, Qualifications and Skills	Michael Hartnett	Michael Ambrose	Daniel Bergeron	Barry Boyan	Richard Crowell	Frederick Elmy	Dolores Ennico	Amir Faghri	Steven Kaplan	Edward Stewart
Leadership	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Industry Expertise	✔	✔	✔	✔	✔		✔	✔
Corporate Governance	✔	✔	✔		✔	✔	✔	✔	✔	✔
Financing/Accounting	✔		✔		✔	✔				✔
Human Capital Management	✔	✔	✔	✔		✔	✔	✔	✔	✔
Mergers and Acquisitions	✔		✔	✔	✔	✔	✔			✔
International Experience	✔	✔	✔			✔	✔	✔	✔	✔
Risk Management		✔	✔	✔		✔	✔			✔
Academics & Research	✔					✔		✔	✔
Technology & Cybersecurity	✔	✔				✔		✔
Director Attributes
Independence		✔			✔	✔	✔	✔	✔	✔
Gender/Ethnic/Racial Diversity							✔	✔

Corporate Governance Guidelines
The Board maintains Corporate Governance Guidelines, which, among other things, set forth the Company’s expectations and policies with respect to the roles and responsibilities of the Board, director affiliations and conflicts, director compensation, standards of director conduct, and the qualifications and other criteria for director nominees. The Nominating and Governance Committee is responsible for periodically reviewing and reassessing the adequacy of these guidelines and recommending changes to the Board for approval. Our Corporate Governance Guidelines are available on the Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Code of Conduct and Ethics
The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics, which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct and Ethics covers areas of professional conduct such as conflicts of interest, fair dealing, the protection of confidential information, and compliance with laws, regulations and rules. The Code of Conduct and Ethics is available on the Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Board Risk and Compensation Risk Oversight
The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, the Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, compliance with legal and regulatory requirements, and risks associated with cyber security, foreign exchange, insurance, credit and debt. The Nominating and Governance Committee oversees risks associated with sustainability. The Compensation Committee considers risks related to the attraction and retention of talent, and risks related to the design of the compensation program. The full Board is responsible for considering strategic risks and succession planning and receives reports from each Committee as to risk oversight within their areas of responsibility.
The Company’s senior management periodically reports on risk management policies and practices to the relevant Board committee or to the full Board so that any decisions can be made as to any required changes to the Company’s risk management and mitigation strategies or to the Board’s oversight of these.

[14]	2025 Proxy Statement

Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Compensation Committee reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, as well as our executive compensation clawback policy, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Board Leadership Structure
The Board believes that it should have the flexibility to make decisions as to the Chairman position from time to time in the way that it believes will best provide effective leadership for the Company. Accordingly, the Board periodically reviews its leadership structure, including whether the offices of the Chairman and the Chief Executive Officer should be separate. The Board understands that no single leadership model is right for all companies and at all times, and has therefore not adopted a formal policy with respect to the separation of these offices, which are currently combined. The Board has determined that the current structure is an effective and appropriate leadership structure for the Company at this time.
Because the Chairman is not an independent director, in 2025 the
Board established the position of Lead Independent Director, whose duties include:
•	coordinating the activities of the independent directors (including having the authority to call meetings of the independent directors and establishing the agenda for such meetings),
•	presiding at executive sessions of the independent directors and presiding at Board meetings in the Chairman’s absence,
•	assisting with the establishment of Board meeting agendas,
•	acting as a liaison between the independent directors and the Chairman, and
•	being available for consultation and direct communication with stockholders if requested.
Richard Crowell currently serves as the Lead Independent Director.
Stockholder Outreach
The Board values its relationship with our stockholders, and periodically engages with them in discussions about our performance and corporate practices, including governance and executive compensation. The feedback received is valuable and helps inform Board decisions.
In August and September 2024, we engaged with 13 of our larger stockholders (including four of our five largest stockholders) to discuss a number of topics. Stockholders were largely supportive of the changes to executive equity compensation made ahead of the 2024 annual meeting, but some expressed a desire to see
RBC institute the position of Lead Independent Director in light of our CEO also serving as Chairman of the Board. In response to this feedback, the Lead Independent Director position was established in June 2025 and Richard Crowell was elected by our independent directors to be the first director to hold that position.
See “Compensation Discussion and Analysis—Stockholder Engagement and Outreach” below for additional information about our stockholder outreach program and changes we’ve made in response to feedback from our investors.
Environmental, Social and Governance Values
We know that caring about our impact on the environment and society and how we govern RBC are essential to generating long-term value for the Company and our stakeholders, and we are constantly looking for ways to improve our performance in all three areas. On the environmental side, our mission is to develop and produce innovative products that reduce friction and wear in our customers' products to the lowest level possible, thereby making those products more efficient and longer lasting. This enables the users of our products to further their sustainability efforts by both reducing their consumption of petroleum-based lubricants and fossil fuels, thereby reducing resulting greenhouse gas emissions, and reducing maintenance processes that can adversely affect the environment. From a social perspective, human capital management is central to the Company’s success. The recruitment, training, advancement and retention of engineers and skilled manufacturing professionals are critical to RBC’s mission to innovate, solve problems, and timely deliver products that exceed our customers’ expectations. Safety is of paramount importance to RBC and so we go to great lengths in striving for a zero-incident workforce that is consistent with our mandate to produce the highest quality, highly engineered products. Finally, we have robust corporate policies and governance frameworks that ensure our reporting is reliable. More information regarding our environmental, social and governance values is available at www.investor.rbcbearings.com/ESG.

2025 Proxy Statement	[15]

Insider Trading Policy
We maintain an insider trading policy that prohibits RBC and our officers, directors and employees from trading or gifting (i) our stock while in possession of material nonpublic information regarding RBC, and (ii) the stock of any of our customers or vendors while in possession of material nonpublic information regarding the customer or vendor. The policy also prohibits trades or gifts of our stock outside a trading window that opens on the third business day after the release of our financial results for the prior fiscal quarter and closes on the last business day prior to the end of the current quarter. The Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K filed May 17, 2024.
Hedging Policy
We have a policy that prohibits any director, officer or employee from purchasing, selling or engaging in any other transaction involving any derivative securities that relate to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value that relates to the value of any equity security of the Company (other than any of the foregoing issued pursuant to our long-term equity incentive plans).
Director Compensation
Non-employee members of the Board receive an annual cash retainer of $50,000, payable quarterly, and the Chairs of the Compensation and Audit Committees receive an additional $25,000 and $10,000 per year, respectively, for serving in those capacities. Upon the approval of the Board based on the recommendation of the Compensation Committee, each non-employee director also receives an annual award of restricted stock and stock options having a specified total value with the restricted stock component representing 60% of the value and the stock options making up the remaining 40% of the value (based on the Black-Scholes model). For fiscal 2025 the specified total value of the equity awards was $325,000 per non-employee director. Restricted stock vests over three years, and stock options vest over five years and have an exercise price equal to the closing price of our common stock on the award date.
Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.
The specified-value equity component of non-employee director compensation was put in place during fiscal 2025 as a result of the Compensation Committee’s annual review of such compensation, and replaced the historical practice of making awards of specific numbers of restricted stock shares and stock options. The new practice is consistent with the Compensation Committee’s approach to equity compensation for the CEO and COO and results in more predictable compensation for independent directors.
During fiscal 2025, the non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Michael H. Ambrose	50,000	195,000	130,000	375,000
Richard R. Crowell	50,000	195,000	130,000	375,000
Frederick J. Elmy	25,000(2)	195,000	130,000	350,000
Dolores J. Ennico	55,000(3)	195,000	130,000	380,000
Dr. Amir Faghri	50,000	195,000	130,000	375,000
Dr. Steven H. Kaplan	50,000	195,000	130,000	375,000
Edward D. Stewart	55,000(4)	195,000	130,000	380,000

(1)
The amounts represent the fair market value on the date of award of restricted stock and non-qualified stock options. The fair market value of restricted stock is calculated using the closing stock price on the date of award ($287.37 in the case of each director other than Mr. Elmy, and $287.37 in the case of Mr. Elmy) multiplied by the number of shares awarded (678 shares in the case of each director other than Mr. Elmy, and 677 shares in the case of Mr. Elmy). The fair market value of stock options is calculated using the Black-Scholes model, which determined a fair value of $133.37 per option for the 974 options awarded to each director other than Mr. Elmy and $131.16 per option for the 990 options awarded to Mr. Elmy. As these represent values as of the date of award, they do not reflect the actual value that will be received at the time the restricted shares vest or the options are exercised, which value will depend on market conditions at that time.

(2)	Mr. Elmy joined the Board in October 2024.
(3)	Includes $5,000 for serving as Chair of the Compensation Committee. This has been increased to $25,000 for fiscal 2026 and thereafter.
(4)	Includes $5,000 for serving as Chair of the Audit Committee. This has been increased to $10,000 for fiscal 2026 and thereafter.

[16]	2025 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the start of fiscal 2025 the Company has not been a party to, nor have we proposed, any transaction or series of similar transactions in which the amount exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than employment agreements and other compensation arrangements that are described in “Compensation Discussion and Analysis” below. The Company’s directors and executive officers are subject to annual related-party certifications and the Code of Conduct and Ethics requires that an employee or director avoid placing themself in a position in which their personal interests could interfere in any way with the interests of the Company. While the Company has various controls in place to identify potential related-party transactions, we do not have a formal policy regarding the Board’s review and approval of related party transactions.
We have not made payments to directors other than as described in “Board of Directors and Corporate Governance—Director Compensation” above. We have not made any loans to any director or officer nor have we purchased any shares of our common stock from any director or officer, other than the repurchase of shares from officers at fair market value to cover (i) the exercise price of stock options, and (ii) taxes relating to the receipt of performance-based stock awards, the vesting of shares of restricted stock, and the exercise of stock options.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of July 8, 2025, by each director and director nominee, each of our named executive officers, and by all of our directors, nominees and executive officers as a group. Information in the table is derived from SEC filings made by such persons under Section 16(a) of the Exchange Act and other information received by the Company.
Directors and Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class(4)
Michael J. Hartnett	302,853	1.0%
Michael H. Ambrose	6,985	*
Daniel A. Bergeron	159,877	*
Barry C. Boyan	7,244	*
Richard R. Crowell	34,162	*
Frederick J. Elmy	1,209	*
Dolores J. Ennico	7,705	*
Dr. Amir Faghri	5,105	*
Dr. Steven H. Kaplan	5,094	*
Edward D. Stewart	23,188	*
Richard J. Edwards	15,184	*
John J. Feeney	4,227	*
Robert M. Sullivan	23,099	*
All directors, nominees and executive officers as a group (13 persons)	595,932	1.9%

(1)
Each person in this table has sole voting and dispositive power with respect to their shares or shares such power with their spouse. None of these shares are held in margin accounts or pledged or otherwise available to a lender as security.

(2)
Includes the following restricted shares held as of July 8, 2025: Dr. Hartnett – 22,000; Mr. Ambrose – 1,384; Mr. Bergeron – 12,798; Mr. Boyan – 2,624; Mr. Crowell – 1,384; Mr. Elmy – 1,209; Ms. Ennico – 1,384; Dr. Faghri – 1,384; Dr. Kaplan – 1,384; Mr. Stewart – 1,384; Mr. Edwards – 2,800; Mr. Feeney – 990; Mr. Sullivan – 6,600; all directors and executive officers as a group – 62,354.

(3)
Includes the following unissued shares that are subject to stock options that are exercisable within 60 days of July 8, 2025: Dr. Hartnett – 0; Mr. Ambrose – 0; Mr. Bergeron – 48,743; Mr. Boyan 4,065 – ; Mr. Crowell – 1,895; Mr. Elmy – 0; Ms. Ennico – 795; Dr. Faghri – 1,195; Dr. Kaplan – 2,595; Mr. Stewart – 2,195; Mr. Edwards – 2,600; Mr. Feeney – 1,456; Mr. Sullivan – 10,800; all directors and executive officers as a group – 76,339.

(4)	Based on 31,563,187 shares of common stock outstanding as of July 8, 2025 plus the unissued option shares of each person referred to in footnote (3).
*	Less than 1.0%.

2025 Proxy Statement	[17]

Outside Investors
The following table sets forth each stockholder that, as of July 8, 2025, was known by us to be the beneficial owner of more than 5% of our common stock. Information in the table is derived from SEC filings made by such persons pursuant to Section 13 of the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,711,736(2)	8.6%
BlackRock Inc. 55 East 52nd Street, New York, NY 10055	2,607,586(3)	8.3%
Durable Capital Partners LP 5425 Wisconsin Avenue, Chevy Chase, MD 20815	2,416,738(4)	7.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	1,905,568(5)	6.0%
Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars, Los Angeles, CA 90067	1,763,387(6)	5.6%

(1)	Based on 31,563,187 shares of common stock outstanding as of July 8, 2025.
(2)
A Form 13G/A filed 2/13/24 indicates (i) sole voting power over zero shares, (ii) shared voting power over 10,316 shares, (iii) sole dispositive power over 2,673,955 shares, and (iv) shared dispositive power over 37,781 shares.

(3)
A Form 13G/A filed 1/25/24 indicates (i) sole voting power over 2,548,596 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 2,607,586 shares, and (iv) shared dispositive power over zero shares.

(4)
A Form 13G/A filed 2/12/24 indicates (i) sole voting power over 2,416,738 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 2,416,738 shares, and (iv) shared dispositive power over zero shares.

(5)
A Form 13G/A filed 2/14/25 indicates (i) sole voting power over 1,849,890 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 1,905,568 shares, and (iv) shared dispositive power over zero shares.

(6)
A Form 13G/A filed 5/14/25 indicates (i) sole voting power over 1,221,638 shares, (ii) shared voting power over 345,459 shares, (iii) sole dispositive power over 1,417,928 shares, and (iv) shared dispositive power over 345,459 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of the Company’s common stock with the SEC. Based on a review of ownership reports filed during fiscal 2025, the Company believes that all Section 16(a) filing requirements were met during the year on a timely basis except that John Feeney’s disposition of 34 shares to the Company (to pay withholding tax on the vesting of restricted stock) on February 2, 2025 was reported two days late.

[18]	2025 Proxy Statement

Directors and Executive Officers

Directors

Dr. Michael J. Hartnett
Relevant Expertise
Dr. Hartnett provides the Board with significant leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective.
Dr. Hartnett has developed numerous patents, authored more than two dozen technical papers and is well known for his contributions to the field of tribology, the study of friction.
Career Highlights
• President and Chief Executive Officer of RBC since 1992.
• Chairman of the RBC Board since 1993.
• Held a variety of leadership positions elsewhere in the bearing manufacturing industry prior to joining RBC.
Education
• Bachelor of Science, Mechanical Engineering, University of New Haven
• Master’s degree, Worcester Polytechnic Institute
• Ph.D., Applied Mechanics, University of Connecticut

Chairman, President and CEO Director since 1992 Age: 80

Daniel A. Bergeron
Relevant Expertise
Mr. Bergeron’s proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective. Mr. Bergeron provides the Board with significant financial leadership and executive experience.
Career Highlights
• Vice President and Chief Operating Officer of RBC since 2017.
• Served as Vice President and Chief Financial Officer from 2003 to 2020.
• Joined RBC in 2003 as Vice President, Finance.
• 15 years of experience with other companies in financial leadership and financial reporting functions prior to joining RBC.
Education
• Bachelor of Science, Finance, Northeastern University
• MBA, University of New Haven

Vice President and COO Joined RBC in 2003 Director since 2013 Age: 65

2025 Proxy Statement	[19]

Michael H. Ambrose
Relevant Expertise
Mr. Ambrose has extensive manufacturing leadership and technology experience. He will retire from the Board at the annual meeting in September.
Career Highlights
• Principal Partner of MH Ambrose Consulting (which consults on a variety of subjects with aerospace OEMs, tier 1 suppliers, and private equity startups) since 2024.
• In 2023, completed a 39-year career with Sikorsky Aircraft serving in many executive roles including Chief Engineer and Vice President of Engineering & Technology.
• Serves as Chairman of the University of New Haven Board of Governors.
• Serves as Vice President of the Connecticut Academy of Scientists and Engineers.
Education
• Bachelor of Science, Mechanical Engineering, University of New Haven
• Master’s degree, Engineering Management, Massachusetts Institute of Technology

Independent Director Director since 2019 Age: 63

Richard R. Crowell
Relevant Expertise
Mr. Crowell brings broad business, financial and executive leadership experience to the Board developed through his various leadership roles and he has extensive experience with a number of precision manufacturing and aerospace companies. His extensive financial experience also qualifies him as an “audit committee financial expert.”
Career Highlights
• Appointed Lead Independent Director of the RBC Board in June 2025.
• Managing Partner of Vance Street Capital LLC, a private equity investment firm he founded in 2007.
• Spent 24 years in leadership positions in the private equity and investment banking industries prior to founding Vance Street.
Education
• Bachelor of Arts, University of California, Santa Cruz
• MBA, UCLA Anderson School of Business

Lead Independent Director Director since 2002 Age: 70 Board Committees: • Audit

Frederick J. Elmy
Relevant Expertise
During his nearly 40 years with PricewaterhouseCoopers, Mr. Elmy worked extensively on public and private company audits, financial markets transactions, mergers and acquisitions, risk management, technical accounting, and SEC and financial reporting matters. His extensive financial experience qualifies him as an “audit committee financial expert.”
Career Highlights
• Partner at PricewaterhouseCoopers from 1994 until his retirement in 2021.
• While with PwC, served in several roles including:
○ National Office Partner— Accounting and SEC Services;
○ Audit Partner—Financial Services, Industrial Products and Technology; and
○ Financial Markets Partner—Accounting Advisory and Treasury Services.
• Executive-in-Residence at Yale University.
Education
• Bachelor of Arts, Economics, University of Pennsylvania
• Certified Public Accountant

Independent Director Director since 2024 Age: 64 Board Committees: • Audit

[20]	2025 Proxy Statement

Dolores J. Ennico
Relevant Expertise
Ms. Ennico has deep knowledge of human capital management, including executive compensation and C-suite experience with a Fortune 500 company. Her perspectives and experience enhance the Board’s oversight of succession planning as well as the Company’s internal development projects and external opportunities.
Career Highlights
• Principal of Canterbury Consulting (which provides strategic and business support to organizations on a variety of issues including human capital management, organizational effectiveness, executive compensation and governance) since 2020.
• Chief Human Resources Officer of Olin Corporation from 2009 to 2018 and prior to that served Olin in a variety of capacities from 1974.
• Member of the Board of Governors of the University of New Haven and a member of its Compensation Committee.
• Member of the Executive Committee of the Board of the Girl Scouts of Connecticut.
• Member of the National Association of Corporate Directors (NACD).
Education
• Bachelor of Science, Microbiology, Southern Connecticut State University
• Master’s degree, Biochemistry, Southern Connecticut State University
• MBA, University of New Haven

Independent Director Director since 2020 Age: 72 Board Committees: • Compensation (Chair) • Nominating and Governance

Dr. Amir Faghri
Relevant Expertise
Dr. Faghri’s extensive experience as a leader in the engineering profession—as an educator, scientist and administrator—along with his associations with U.S. companies and global academic institutions, provides the Company with valuable state-of-the-art resources in engineering, manufacturing and information technology, as well as unparalleled expertise in workforce development.
Career Highlights
• Currently Distinguished Professor Emeritus and Distinguished Dean Emeritus of Engineering at the University of Connecticut
• Currently Distinguished Adjunct Professor at the University of California, Los Angeles.
• Dean of the University of Connecticut School of Engineering from 1998 to 2006.
• Has served as a consultant to several major research centers and corporations, including Los Alamos and Oak Ridge national laboratories, Exxon Mobil Corporation, and Intel Corporation.
Education
• Bachelor of Science, Oregon State University (highest honors)
• Master’s degree and Ph.D., Mechanical Engineering, University of California, Berkeley

Independent Director Director since 2022 and before that from 2004 to 2022 Age: 74 Board Committees: • Compensation

2025 Proxy Statement	[21]

Dr. Steven H. Kaplan
Relevant Expertise
Dr. Kaplan’s knowledge and leadership experience allows Dr. Kaplan to provide the Company with a wealth of valuable international executive experience and a perspective that provides the Board a critical resource for management. His association with U.S. companies and global academia provides the Company with a valuable state of the art executive management resource.
Career Highlights
• President Emeritus of the University of New Haven since 2023.
• Served as President of the University of New Haven from 2004 to 2023.
• Prior to the University of New Haven, spent many years in teaching and leadership roles at other universities including the University of Virginia's College at Wise, the University of Maryland, Eberhard-Karls Universität (Tübingen, Germany), the University of Southern Colorado, the State University of New York at Buffalo and Butler University.
Education
• Bachelor of Arts, University of California, Los Angeles
• Master’s degree and Ph.D., Eberhard-Karls Universität.

Independent Director Director since 2018 Age: 72 Board Committees: • Compensation • Nominating and Governance

Edward D. Stewart
Relevant Expertise
Mr. Stewart’s extensive leadership experience as a senior executive and as a director of other publicly-traded and private companies is an invaluable resource to the Board. His financial experience also qualifies him as an “audit committee financial expert.”
Career Highlights
• Former Chairman of the Board of ATC Technology Corporation (a then-publicly-held third-party logistics services provider).
• Many years of financial and operational experience with General Electric Company including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses.
Education
• Bachelor of Arts, Economics, Tufts University

Independent Director Director since 2013 Age: 82 Board Committees: • Audit (Chair) • Nominating and Governance

[22]	2025 Proxy Statement

Nondirector Executive Officers

Richard J. Edwards
Career Highlights
Mr. Edwards has been with the Company since 1990 and was appointed Vice President and General Manager for the RBC Divisions in 1996.
Education
• Bachelor of Science, Management, Arizona State University

Vice President and General Manager Joined RBC in 1990 Age: 69

John J. Feeney
Career Highlights
Mr. Feeney joined RBC as Assistant General Counsel in 2014 and in 2020 was appointed Vice President, General Counsel and Secretary. Prior to joining us, he spent 14 years in the legal departments of other corporations and the New York City Law Department.
Education
• Bachelor of Arts, History, St. Joseph’s University
• Master’s degree, St. John’s University
• J.D., SUNY Buffalo School of Law

Vice President, General Counsel and Secretary Joined RBC in 2014 Age: 56

Robert M. Sullivan
Career Highlights
Mr. Sullivan joined RBC in 2016 as Assistant Corporate Controller, in 2017 was appointed Corporate Controller, and then in 2020 was appointed Vice President and Chief Financial Officer. Prior to joining us, he spent three years at Sikorsky Aircraft Corporation and six years in Ernst & Young’s audit practice.
Education
• Bachelor of Science, Accounting, Fairfield University
• Master’s degree, Accounting & Taxation, University of Hartford
• MBA, University of Connecticut
• Certified Public Accountant

Vice President and CFO Joined RBC in 2016 Age: 41

2025 Proxy Statement	[23]

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a description of our executive compensation philosophy and program, the decisions the Compensation Committee has made under this program, and the factors considered in making those decisions.
Our named executive officers (NEOs) for fiscal 2025 were:

Name	Position
Dr. Michael J. Hartnett	Chairman, President and Chief Executive Officer(1)
Daniel A. Bergeron	Director, Vice President and Chief Operating Officer(2)
Richard J. Edwards	Vice President and General Manager(2)
John J. Feeney	Vice President, General Counsel and Secretary(2)
Robert M. Sullivan	Vice President and Chief Financial Officer(3)

(1)	Our principal executive officer.
(2)	One of our three most highly compensated executive officers for fiscal 2025 other than our principal executive and financial officers.
(3)	Our principal financial officer.

Compensation Philosophy

Pay-for-Performance
The Company’s core focus is on the delivery of sustainable Company performance and long-term stockholder value. The Company’s compensation program is designed to support this focus by incentivizing and rewarding executives for achieving outstanding performance and generating value for our stockholders.
The Company enthusiastically embraces the pay-for-performance philosophy. Over the last several years, we have achieved outstanding performance across numerous metrics, and we believe this outstanding performance underscores the effectiveness of our compensation program. See “Business Highlights—Operating Performance Highlights” above.
The compensation program is designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance, plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for the Company’s stockholders.

What We Do	What We Don’t Do

•
Annual say-on-pay vote
•
Performance-driven compensation philosophy
•
Balance compensation with both short- and long-term incentives using multiple performance measures
•
Set challenging quantitative performance measures
•
Rigorous stock ownership guidelines for executive officers
•
Retain independent compensation consultants as needed
•
Use an appropriate peer group selected based on a range of factors
•
Maintain a clawback policy on all incentive compensation
•
Use double-trigger provisions in the event of a change in control
•
Engage regularly with stockholders on executive compensation
•
Limited perquisites

•
No executive officer employment agreements, other than for the CEO and COO
•
No guaranteed bonuses or salary increases
•
No re-pricing or backdating of options
•
No share recycling under long-term incentive plans
•
No excessive severance and/or change-in-control provisions
•
No tax “gross-ups”

[24]	2025 Proxy Statement

Performance Metrics and the Use of Adjusted EBITDA
Adjusted EBITDA (i.e., our consolidated net income (i) plus interest, taxes, depreciation, amortization and equity-based incentive compensation expense, (ii) plus other non-operating expenses or minus other non-operating income, and (iii) as adjusted for various unusual or non-recurring items) is the core measure used to assess Company operating performance under the variable pay program applicable to our executive officers.
The Company and Compensation Committee believe that adjusted EBITDA is the most appropriate measure of operating performance for a number of reasons, and that, of the various performance metrics we could use under our variable pay program, adjusted EBITDA most closely aligns with our stockholders’ interests. Thus, the Compensation Committee uses adjusted EBITDA performance to determine the majority of the variable compensation of the CEO and COO.
We believe quite strongly that adjusted EBITDA is the most appropriate metric and that its use as the primary performance metric is a significant driver for our outstanding results and stock performance for the following reasons:
•
Our motivation in selecting performance metrics is to choose the metric that most accurately captures our performance as a company and the value that we are generating for our stockholders. We believe that adjusted EBITDA is that metric.

•
Adjusted EBITDA is the foundation on which all of our business units run. Over the years we have developed a strong focus and discipline around cash management and capital allocation from the top of the organization to the bottom. We continue to apply this focus in operating the Company today.

•
Adjusted EBITDA allows management, investors and others to evaluate and compare the Company’s core operating results, including return on capital and operating efficiencies, from period to period by removing the impact of the Company’s capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, other non-operating items, and share-based compensation.

•
Adjusted EBITDA is the measure that guides the Company, through managing cash flow, operating cost and efficiency, and capital allocation, during periods of economic downturn and inhibits the manipulation of operating performance through excessive leverage or capital expenditures, the impact of which are more problematic during periods of economic downturn.

•	Adjusted EBITDA is a key driver for debt covenants.
•	We use adjusted EBITDA for business planning purposes, to run the business, for capital allocation decisions, and to evaluate and price potential acquisitions.
•
In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and other companies in our industry.

•	We view adjusted EBITDA as the most reliable bellwether of how well we are converting the Company’s revenue into value for our stockholders.
We have relied on adjusted EBITDA as our primary performance metric since our IPO in 2005, when our stock entered the market at $14.50 per share. On July 8, 2025, our stock closed at $381.60 per share.
ROIC (i.e., return on invested capital) is also used as a metric for determining a portion of the size of the CEO and COO’s awards under the equity incentive program. ROIC is defined as adjusted operating income (AOI) divided by equity plus debt less cash, with equity, debt and cash adjusted to eliminate the effects of acquisitions and divestitures. AOI is defined as operating income adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, various unusual or non-recurring items, plant closing costs, and the cumulative effect of tax or accounting changes, as determined in accordance with GAAP. The use of ROIC as a performance metric came out of investor feedback that we received in 2017 as well as our belief that ROIC captures not just profitability but whether the magnitude of profitability is appropriate for the investments made. ROIC can also be compared across companies and industries and provides a closer link to key drivers of value creation. We also believe that ROIC works in close synergy with our primary metric of adjusted EBITDA.
Total Shareholder Return (TSR) is an additional metric that the Compensation Committee, following investor feedback in early 2024, decided to use for determining a portion of the size of the CEO and COO’s awards under the equity incentive program, starting with awards to be made in fiscal 2028 for the Company’s TSR performance against its peer group average TSR during the trailing five-year period (2024 – 2028).

2025 Proxy Statement	[25]

Stockholder Engagement and Outreach

The Board values its relationship with our stockholders and the feedback they provide the Company. We periodically engage with them to discuss matters affecting the Company, including executive compensation. Stockholder feedback helps inform the decisions of the Board and the Compensation Committee.
At our annual meeting in September 2024, the say-on-pay proposal received support from 80% of the votes cast, an increase of 25 percentage points from the 2023 annual meeting. This improvement followed substantial stockholder engagement including meetings with stockholders representing over 52% of our outstanding stock, and was led by the Chair of our Compensation Committee, Dolores J. Ennico, together with our CFO and General Counsel. Following this investor outreach, the Compensation Committee adjusted the CEO/COO equity incentive award program by (i) eliminating the overlapping metrics of the short-term and long-term components by removing ROIC as a short-term metric and adjusted EBITDA as a long-term metric, (ii) adding TSR as a long-term metric, and (iii) adjusting the weighting of the CEO’s short-term and long-term components from 70/30 to 60/40 at the target performance level. The Compensation Committee believes that these changes to the CEO and COO’s equity incentive award program, together with changes implemented in 2022 following previous investor outreach, more closely align our compensation program with best practices and stockholder expectations.
Our most recent stockholder outreach was conducted in August and September 2024. See “Board of Directors and Corporate Governance—Stockholder Engagement” above.

Compensation Program Components and Pay Outcomes for Fiscal 2025

The NEOs’ primary compensation elements are base salary, annual cash performance bonuses, and long-term equity incentive awards in the form of restricted stock, unrestricted stock and/or stock options. In addition, the NEOs participate in our various employee benefit plans and receive certain perquisites.
1.
Base Salary: Base salaries for the executive officers are reviewed annually by the Compensation Committee taking into account a number of factors including the terms of the officer’s employment agreement in the case of the CEO and COO, peer group data, the CEO’s salary recommendations in the case of officers other than the CEO, tenure, performance in role, competitive positioning against market, value to the Company, potential, scope of responsibility, and prior experience.

2.
Annual Performance Bonuses: Cash performance bonuses are paid to the executive officers each year depending on Company performance and, in the case of executive officers other than the CEO and COO, individual performance. The bonuses for the CEO and COO are prescribed in their employment agreements, which were first put in place several years ago. The CEO or COO’s bonus for a particular year equals their base salary multiple that corresponds to the

Company’s performance level against its adjusted EBITDA plan for the year. The Compensation Committee believes that these bonuses incentivize the CEO and COO to deliver the best possible short-term performance while still maintaining a focus on long-term performance through the other elements of their compensation program.
3.
Long-Term Equity Incentive Awards: Historically, the CEO and COO received annual performance stock awards and stock options based on formulas tied to the Company’s performance against its adjusted EBITDA and ROIC plans for the prior year. In 2022 the Compensation Committee made changes to the equity awards to the CEO and COO to provide better incentives for them to deliver long-term performance by tying a portion of the awards to three-year performance cycles, as well as ceasing the use of stock options. The Committee also decided that, in order to have greater predictability of the amount of compensation delivered to the CEO and COO through equity awards, the size of the awards would be tied to a base salary multiple rather than to a number of shares as had been the Company’s practice in the past. Executive officers other than the CEO and COO typically receive an annual award of restricted stock and stock options.

[26]	2025 Proxy Statement

Details of the NEOs’ compensation and outcomes for fiscal 2025 are described below.
CEO Compensation Mix
For fiscal 2025, our CEO’s total compensation was $19,558,706 of which $17,869,573 (91.4% of total compensation) was pursuant to performance-based compensation programs. The following pay mix graph demonstrates the focus on performance-based pay for the CEO:

Note About Timing of Presentation of Equity-Based Compensation Data
In June 2024, the Company entered into new employment agreements with the CEO and COO. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 provides that the “grant date” of equity awards under these new agreements is the date the relevant performance plan target is established by the Compensation Committee (i.e., at the beginning of the performance period). However, in the case of equity awards to other NEOs, as well as equity awards to the CEO and COO prior to their new agreements, the “grant date” is the date the award is actually made to the recipient. Because of this difference, compensation reported in the proxy statement for our CEO, COO and other NEOs will include equity awarded in different fiscal years.
Specifically, the CEO Compensation Mix chart above, the tables appearing under “Compensation Tables” and “Pay Versus Performance,” and the information in “CEO Pay Ratio” in this proxy statement include:
•	One-year awards made to all NEOs, including the CEO and COO, in fiscal 2025 based on fiscal 2024 performance,
•	One-year awards made to the CEO and COO in fiscal 2026 based on fiscal 2025 performance, and
•	Three-year awards to be made to the CEO and COO in fiscal 2028 based on performance for the three years ending with fiscal 2027.
The (i) one-year awards made to the executive officers other than the CEO and COO in fiscal 2026 based on fiscal 2025 performance and (ii) three-year awards made to the CEO and COO in fiscal 2026 based on performance for the three years ended with fiscal 2025 (which are described in “Long-Term Equity Incentive Awards” below) will be presented in the CEO Compensation Mix chart and compensation tables appearing in next year’s proxy statement.
Base Salaries
The NEOs’ base salaries for fiscal 2025 were, and their base salaries for fiscal 2026 are, as follows:

	Fiscal 2025 Base Salary	Fiscal 2026 Base Salary(1)	Percent Increase
Dr. Michael J. Hartnett	$1,500,000	$1,545,000	3.0%
Daniel A. Bergeron	672,525	692,701	3.0%
Richard J. Edwards	384,312	395,841	3.0%
John J. Feeney	292,625	301,404	3.0%
Robert M. Sullivan	325,428(2)	341,699	5.0%

(1)	All increases for fiscal 2026 were effective June 1, 2025.
(2)	Was $258,428 at the start of fiscal 2025 before being increased at the end of the second quarter of the fiscal year.

2025 Proxy Statement	[27]

Annual Performance Bonuses
Under the Company’s annual incentive compensation plan, the Company pays performance-based annual cash bonuses based on performance for the fiscal year then completed.
CEO and COO
The CEO and COO are eligible for a performance-based cash bonus each year based on the Company’s performance against its adjusted EBITDA plan for the then-completed fiscal year. The bonus equals the percentage of the CEO’s or COO’s fiscal year-end base salary corresponding to the level of adjusted EBITDA performance for the year as set forth in the following table.

CEO and COO Annual Bonus
Percentage of Adjusted EBITDA to Plan	CEO Bonus as a Multiple of Base Salary	COO Bonus as a Multiple of Base Salary
Less than 80.0%	0.00x	0.00x
80.0% to 89.9%	0.75x	0.45x
90.0% to 99.9%	1.0x	0.6x
100.0% to 109.9%	1.5x	0.9x
110.0% to 119.9%	2.0x	1.2x
120.0% or higher	2.5x	1.5x

Executive Officers in Charge of Business Units
For executive officers who are in charge of business units (only Mr. Edwards for fiscal 2025), a range of performance measures beyond adjusted EBITDA are taken into account when determining their annual performance bonuses in order to reflect the areas for which they are directly accountable. These annual performance bonuses are based on the following three-part performance plan:
1.
Divisional sales plus depreciation minus total factory costs for the fiscal year. This component is targeted at 50% of the total annual performance incentive (or 30% of the executive’s fiscal year-end base salary), subject to adjustment based on level of achievement as noted below

Percentage of Achievement of Target Goal	Amount of Bonus as Percentage of Target
Less than 80.1%	No bonus
80.1% to 99.9%	Pro rata portion of 100%
100.0%	100%
100.1% to 119.9%	Pro rata portion of 200%
120.0% or higher	200%

2.
Divisional revenue growth relative to U.S. gross domestic product. This component is equal to 25% of the total target annual performance incentive (or 15% of the executive’s fiscal year-end base salary). This component is earned upon achievement of divisional revenue growth that exceeds two times the U.S. gross domestic product.

3.
Non-financial and qualitative performance goals. This component is equal to 25% of the total target annual performance incentive (or 15% of the executive’s fiscal year-end base salary). The CEO reviews non-financial performance in areas critical to the long-term success of the business.

In addition to annual performance bonuses, the Compensation Committee may approve additional discretionary bonuses to these executive officers in the case of exceptional performance, which is determined by the Committee with the CEO’s input.
Other Executive Officers
The annual performance bonuses for any other executive officer (i.e., the CFO and any other officer who is not the CEO or COO or in charge of a business unit), is equal to a percent of their fiscal year-end base salary depending on the Company’s overall performance and the executive officer’s individual performance as determined by the Compensation Committee with the CEO’s input.

[28]	2025 Proxy Statement

Fiscal 2025 Performance Bonus Payouts
The adjusted EBITDA goal for fiscal 2025 performance bonuses for the CEO and COO was set at $507.9 million in accordance with the Company’s operating plan for the year, and actual adjusted EBITDA for the year was $519.8 million, which equated to 102.3% of the plan goal. Based on this performance, the Compensation Committee approved the following annual incentive plan payments and discretionary bonuses for fiscal 2025:

	Performance Bonus	Discretionary Bonus	Total Bonus	Bonus as a Percentage of Base Salary
Dr. Michael J. Hartnett	$2,250,000	NA	$2,250,000	150.0%
Daniel A. Bergeron	605,273	NA	605,273	90.0%
Richard J. Edwards	119,848(1)	-	119,848	31.2%
John J. Feeney	NA	$90,000	90,000	30.8%
Robert M. Sullivan	NA	227,800	227,800	70.0%

(1)	Based on achievement of the following performance to target goal under his performance bonus plan: 90.8% of part 1; 0.0% of part 2; 100.0% of part 3.
Long-Term Equity Incentive Awards
The Company grants equity awards under its long-term incentive plans, which plans have been approved by the Company’s stockholders. These plans provide for awards of stock, restricted stock, stock options and other types of equity awards for directors, executive officers and other key employees of the Company. See “Equity Incentive Plans” below. Using equity for long-term incentives provides for strong stockholder alignment and strong long-term Company performance. In determining the size of the 2025 long-term incentive awards, the Committee considers market practice, stockholder interest, retention, the portion of pay at risk, and the Company’s long-term business strategy, rewarding executives for their contribution to revenue and efficient use of capital.
Equity Incentive Program for CEO and COO
The equity incentive program for the CEO and COO is composed of one-year and three-year performance-based stock awards. The value of each award is equal to the pre-established base salary multiple that corresponds with our level of performance against pre-established financial metrics.
In prior years the awards were based on performance against adjusted EBITDA and ROIC targets, but one-year awards are now based exclusively on performance against adjusted EBITDA targets. The three-year awards for the two three-year periods ending with fiscal 2025 and 2026 are based on performance against previously established adjusted EBITDA and ROIC targets, but awards for the three-year periods ending with fiscal 2027 and subsequent years will be based on performance against ROIC targets and the average TSR of the Company’s peer group.
One-Year Performance-Based Stock Component. The one-year component of the program provides the CEO and the COO with an annual award of stock based on the Company’s adjusted EBITDA performance against the plan for the fiscal year then ended. The number of shares awarded equals (i) the officer’s base salary at the end of the fiscal year multiplied by the base salary multiple that corresponds to the Company’s level of performance to the plan, divided by (ii) RBC’s closing stock price on the award date. The CEO is awarded shares of unrestricted stock while the COO is awarded shares of restricted stock, which vest and cease to be restricted in one-third increments on each of the first, second and third anniversaries of the award date. The criteria for determining one-year awards to the CEO and COO are as follows:

CEO and COO One-Year Adjusted EBITDA-Based Awards
Percentage of Adjusted EBITDA to Plan	CEO Award Value as a Multiple of Base Salary	COO Award Value as a Multiple of Base Salary
Less than 75.0%	0.0x	0.0x
75.0% to 84.9%	2.8x	1.45x
85.0% to 94.9%	3.5x	1.9x
95.0% to 104.9% (target)	4.5x	2.6x
105.0% to 114.9%	5.25x	3.05x
Over 114.9%	6.65x	4.85x

2025 Proxy Statement	[29]

For fiscal 2025 the Compensation Committee established an adjusted EBITDA target of $507.9 million. Based on our actual results of $519.8 million of adjusted EBITDA (102.3% of plan), in May 2025 Dr. Hartnett was awarded 18,495 shares of stock having an aggregate award date value of $6,749,935 (4.5 times base salary), and Mr. Bergeron was awarded 4,791 shares of stock having an aggregate award date value of $1,748,523 (2.6 times base salary).
Three-Year Performance-Based Stock Component. The three-year component of the program provides the CEO and the COO with an annual award of stock based on the Company’s performance during the three-fiscal-year period then ended. The number of shares awarded equals (i) the officer’s base salary at the end of the third fiscal year multiplied by the base salary multiple that corresponds to the Company’s level of performance, divided by (ii) RBC’s closing stock price on the award date. The CEO and COO are awarded shares of unrestricted stock.
Fiscal 2025 and 2026. For the three-year period ended with fiscal 2025 and the three-year period ending with fiscal 2026, the awards are based on average adjusted EBITDA and ROIC targets established by the Compensation Committee at the beginning of those periods. The applicable salary multiples are as follows:

CEO and COO Three-Year Average Adjusted EBITDA-Based Awards(1)
Percentage of average adjusted EBITDA to Plan	CEO Award Value as a Multiple of Base Salary	COO Award Value as a Multiple of Base Salary
Less than 75.0%	0.0x	0.0x
75.0% to 84.9%	0.6x	0.3x
85.0% to 94.9%	0.9x	0.6x
95.0% to 104.9% (target)	1.2x	0.8x
105.0% to 114.9%	1.65x	1.0x
Over 114.9%	2.25x	1.25x

(1)	For three-year periods ending with fiscal 2025 and fiscal 2026.

	CEO and COO Three-Year Average ROIC-Based Awards(1)
	Average ROIC as % of Plan(2)	CEO Award Value as a Multiple of Base Salary(2)	COO Award Value as a Multiple of Base Salary(2)
Threshold	-0.75%	0.3x	0.2x
Target	0.00%	0.6x	0.3x
Maximum	+0.75%	1.2x	0.7x

(1)	For three-year periods ending with fiscal 2025 and fiscal 2026.
(2)	In between is straight line.
For the three-year period ended with fiscal 2025 the Compensation Committee established average adjusted EBITDA and ROIC targets of $418.5 million and 6.95%, respectively. Based on our actual results of $478.8 million of average adjusted EBITDA over the three years (114.4% of plan) and average ROIC of 8.76% for the three years (1.8% above plan), in May 2025 Dr. Hartnett was awarded 11,713 shares of stock having an aggregate award date value of $4,274,776 (2.85 times base salary), and Mr. Bergeron was awarded 3,131 shares of stock having an aggregate award date value of $1,142,690 (1.7 times base salary).

[30]	2025 Proxy Statement

Fiscal 2027 and Thereafter. For three-year periods ending with fiscal 2027 and thereafter, instead of being based on average adjusted EBITDA and ROIC performance as described above, awards will be based on (i) the Company’s five-year trailing TSR against the average TSR of the Company’s peer group as it exists at the start of the three-year period, and (ii) the Company’s performance against average ROIC targets established by the Compensation Committee at the beginning of those periods. The applicable salary multiples are as follows:

CEO and COO TSR-Based Awards(1)
Trailing Five-Year TSR as a Percentage of Peer Group Average	CEO Award Value as a Multiple of Base Salary	COO Award Value as a Multiple of Base Salary
Less than 75.0%	0.0x	0.0x
75.0% to 84.9%	0.5x	0.25x
85.0% to 94.9%	0.75x	0.5x
95.0% to 104.9%	1.0x	0.65x
105.0% to 114.9%	1.25x	0.75x
Over 114.9%	1.5x	0.85x

(1)	For three-year periods ending with fiscal 2027 and thereafter.

	CEO and COO Three-Year Average ROIC-Based Awards(1)
	Average ROIC as % of Plan(2)	CEO Award Value as a Multiple of Base Salary(2)	COO Award Value as a Multiple of Base Salary(2)
Threshold	-0.75%	1.0x	0.4x
Target	0.00%	2.0x	0.6x
Maximum	+0.75%	4.0x	1.75x

(1)	For three-year periods ending with fiscal 2027 and thereafter.
(2)	In between is straight line.
Program Modifications in Response to Stockholder Feedback. The modifications to the equity incentive program described above were made by the Compensation Committee in 2024 in response to stockholder feedback regarding the use of overlapping metrics in the one-year and three-year components of the program and the relative weighting of the two components. Stockholder feedback regarding overlapping metrics was addressed by eliminating ROIC as a one-year metric and replacing adjusted EBITDA with TSR as a three-year metric. Stockholder feedback regarding relative weighting was addressed by adjusting the CEO’s target salary multiples so that the target value of his one-year award moves from 70% to 60% of the total value of the equity incentive program and his three-year award moves from 30% to 40% of the total value once the modified program is implemented in fiscal 2028.
Performance Targets for Future Awards. Future awards to be made to the CEO and COO under the one-year and three-year components of the performance-based equity program will be based on performance against the Company’s adjusted EBITDA and ROIC plans established by the Compensation Committee early in the relevant performance periods. The Committee has decided that we will not disclose those targets in advance because adjusted EBITDA is the key metric for our performance and disclosure of our targets would provide our competitors insight into our business strategy and could cause us substantial harm.
Equity Incentive Program for Other Executive Officers
When determining whether to make equity awards to the executive officers, other than the CEO and COO, and when determining the size of any such awards, the Compensation Committee considers a number of factors:
•	Assessments by the CEO and the Compensation Committee of the achievement of applicable performance metrics;
•	The perceived incentive that any award would provide to generate long-term stockholder value; and
•	The contribution of the individual.
Restricted stock and stock options awarded to the other executive officers vest in one-fifth increments over the first five anniversaries of the award date. Stock option exercise prices are set at RBC’s closing stock price on the award date and options expire after seven years. To date all options awarded to executive officers have been non-qualified stock options, not incentive stock options.

2025 Proxy Statement	[31]

Long-Term Equity Incentive Awards for Fiscal 2025 Performance
The Compensation Committee made the following awards under the long-term equity incentive plans in fiscal 2026 for performance in fiscal 2025 and the three-year period ended with fiscal 2025:

	Stock Fair Value(1)	Stock Options Fair Value(1)
Dr. Michael J. Hartnett	$11,024,712	NA
Daniel A. Bergeron	2,891,213	NA
Richard J. Edwards	145,984	$243,794
John J. Feeney	145,984	135,441
Robert M. Sullivan	656,928	474,043

(1)
The amounts represent the fair market value of the award on the award date. The fair market value of shares is calculated using the closing stock price on the award date ($364.96) multiplied by the number of shares. The fair market value of stock options is calculated using the Black-Scholes model, which determined a fair value of $135.44 per option. As these represent values as of the award date, they do not reflect the actual value that will be received at the time shares of restricted stock vest or options are exercised, which value will depend on market conditions at that time.

Benefits and Perquisites

In addition to the core elements of executive compensation outlined above (i.e., base salary, performance-based annual cash bonus, and equity awards under the long-term equity incentive plans), NEOs are eligible for certain additional benefits, perquisites and plans, as described below.
Employee Benefits
The executive officers are eligible to participate in all our benefit plans generally made available to our employees including medical, dental and vision coverage and life insurance.
Retirement Plans
The executive officers participate in the Company’s 401(k) plan on the same terms and conditions as all other eligible employees. The plan is funded by eligible participants through employee contributions and by the Company through a 3% non-contributory amount based on earnings plus certain profit sharing and other matching arrangements at certain business units.
The Company also maintains a Supplemental Executive Retirement Plan (SERP), a non-qualified supplemental pension plan for executives that provides pension benefits in excess of those provided by the 401(k) plan. The SERP allows eligible employees to elect to defer, until termination of their employment, the receipt of up to 75% of their salary and up to 100% of their annual bonus. Accounts are paid, either in a lump sum or installments, upon retirement, death or termination of employment. Accounts are generally payable from our general assets and employees’ right to receive payments are subject to the rights of our creditors.
Perquisite Programs
The perquisites provided to the CEO are set out in his employment agreement and include either 20 hours per year of flight time or a $120,000 annual allowance for non-business travel on private aircraft, a leased vehicle, healthcare expense reimbursements, reimbursement of personal expenses of $50,000, hospitalization insurance, and an apartment in Los
Angeles for use by Dr. Hartnett while on business. The perquisites provided to the COO are set out in his employment agreement and include a vehicle allowance, and healthcare and disability insurance expense reimbursements. Other NEOs may also receive perquisites including reimbursement of certain personal expenses, or a leased vehicle or a vehicle allowance.

[32]	2025 Proxy Statement

Executive Compensation Process and Policies

Compensation Committee
• Oversees the manner in which the Board discharges its responsibilities relating to the Company’s executive compensation program.
• In consultation with the Board, the CEO and senior management, develops and approves the executive compensation philosophy.
• Reviews and approves corporate goals and objectives related to the CEO and COO’s compensation and evaluates their performance.
• Determines the CEO and COO’s compensation and reviews and approves the CEO’s recommendations regarding the compensation of the other executive officers.
• Sole authority to retain executive compensation consultants engaged to provide advice to the Compensation Committee in connection with its responsibilities and to retain other professional advisors when necessary or appropriate.

Dolores J. Ennico (Chair) Dr. Amir Faghri Dr. Steven J. Kaplan Each member satisfies the NYSE’s independence requirements.

Outside Compensation Advisor	• Provides peer group compensation data. • Provides information regarding compensation best practices. • Assists with compensation program design.
As selected and retained by the Compensation Committee from time to time.

Senior Management
• The CEO, who is in the best position to initially assess performance, makes recommendations to the Compensation Committee regarding compensation decisions regarding the executive officers other than the CEO and COO.
• Senior management provides input and feedback to the Compensation Committee regarding the Compensation Committee’s compensation process and the compensation program design.
• Senior management may be invited to attend Compensation Committee or Board meetings from time to time, or to contribute materials for such meetings.

CEO, COO, CFO, General Counsel

Compensation Peer Group

The Compensation Committee compares the Company’s senior management compensation levels with those of companies in a group of peer companies selected by the Compensation Committee based on a number of criteria including industry focus, and company scope measured through market capitalization, headcount and financial performance.
The Compensation Committee believes that this customized approach is preferable to an algorithmic GICS code approach to selecting a peer group, which lacks the precision and ability to take into account unique circumstances that we believe are crucial to devising a fairly representative peer group. In 2024, the Compensation Committee modified our compensation peer group by replacing seven of the companies to better align RBC with its peers in light of our increasing revenue and profitability. The Committee has not made any changes to the peer group this year except to recognize that the Barnes Group, which was in our peer group last year, went private in January 2025. Our peer group includes companies in the industrial machinery, aerospace & defense, and electrical components and equipment industries.

2025 Proxy Statement	[33]

Peer Group
Carlisle Companies Curtiss-Wright Dana Enerpac Tool Group Flowserve Gates Industrial Graco HEICO	Hexcel ITT Regal Rexnord Terex Textron Timken Woodword

Compensation Governance Policies

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of the Company, or had any relationship with the Company requiring disclosure as a related-party transaction. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2025.
Compensation Clawback Policy. The Company maintains a Compensation Clawback Policy in order to foster a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. This policy, which complies with the listing standards of the New York Stock Exchange and SEC regulations, provides that if we need to restate our financial statements (or have a “little r” restatement) and the amount of any incentive-based compensation actually paid or awarded to any executive officer would have been less had it been calculated based on such restated financial statements, then, subject to certain exceptions permitted by the NYSE, the Compensation Committee must seek to recover the pre-tax difference between the amount actually paid and the amount that should have been paid. The Compensation Clawback Policy is filed as Exhibit 97 to our Annual Report on Form 10-K filed May 17, 2024.
Stock Ownership Guidelines. We have adopted stock ownership requirements for each of our executive officers and non-employee directors. These stock ownership requirements are designed to ensure meaningful stock ownership by our executive officers and non-employee directors, thereby aligning their interests with those of our other stockholders. Each executive officer and non-employee director must achieve and maintain ownership of shares of our common stock at least equal to the following:

Position	Value of Stock
CEO	6x base salary
All other executive officers	3x base salary
Non-employee directors	3x annual retainer fee

Our stock ownership program requires the accumulation of stock over a five-year period following the date the person becomes subject to stock ownership requirements. Executive officers who experience a change in base salary have three years from the date of such change to achieve the new level of ownership. Ownership credit is given for restricted stock but not for stock options. The Compensation Committee reviews compliance with these guidelines on an annual basis. The full text of the Company’s Stock Ownership Guidelines is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 17, 2013.
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to its named executive officers. The deductibility of compensation is one of many factors that the Compensation Committee takes into consideration when designing the Company’s executive compensation program, but the Committee does not have a policy to limit executive compensation to that deductible under Section 162(m).

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of RBC Bearings Incorporated
Dolores J. Ennico (Chair)
Dr. Amir Faghri
Dr. Steven H. Kaplan

[34]	2025 Proxy Statement

Employment Agreements and Change-in-Control and Severance Arrangements

Employment Agreements with CEO and COO
In June 2024, the Company and Dr. Hartnett entered into a new employment agreement that amended and restated his prior employment agreement entered into in 2022. The new agreement has an initial term expiring on March 31, 2026 and automatically renews thereafter for successive 12-month periods unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for (i) a base salary of $1,500,000 per year, which was increased in fiscal 2026 as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Base Salary” above, (ii) an annual cash performance bonus as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Annual Performance Bonus—CEO and COO” above, (iii) annual equity incentive awards as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Long-Term Equity Awards—Equity Incentive Program for CEO and COO” above, and (iv) certain severance benefits as described under “Severance Other Than Following a Change in Control” below. Dr. Hartnett’s base salary is to be reviewed annually and can be increased, but not decreased, as the Compensation Committee determines. The agreement also contains a change-in-control provision and sets forth certain perquisites he is to receive. A copy of Dr. Hartnett’s employment agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 28, 2024.
In June 2024, the Company and Mr. Bergeron entered into a new employment agreement that amended and restated his prior employment agreement entered into in 2022. The new agreement has an initial term expiring on March 31, 2026 and automatically renews thereafter for successive 12-month periods unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for (i) a base salary of $672,525 per year, which was increased in fiscal 2026 as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Base Salary” above, (ii) an annual cash performance bonus as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Annual Performance Bonus—CEO and COO” above, (iii) annual equity incentive awards as described under “Compensation Program Components and Pay Outcome for Fiscal 2025—Long-Term Equity Awards—Equity Incentive Program for CEO and COO” above, and (iv) certain severance benefits as described under “Severance Other Than Following a Change in Control” below. Mr. Bergeron’s base salary is to be reviewed annually and can be increased, but not decreased, as the Compensation Committee determines. The agreement also contains a change-in-control provision and sets forth certain perquisites he is to receive. A copy of Mr. Bergeron’s employment agreement is filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 28, 2024.
The other executive officers do not have employment agreements and are employed “at will.”
Change-in-Control Arrangements
Change-in-control compensation arrangements generally protect income for key executives who would likely be involved in decisions regarding and/or successful implementation of merger/acquisition activity and who are at risk for job loss if a takeover of the Company were to occur. We believe it is in the best interests of the Company and our stockholders to have such an agreement with our CEO, COO and certain other executive officers in order (i) for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of the Company and our stockholders without concern that they might be distracted or influenced by the personal uncertainties and risks created by merger/acquisition proposals or threats, and (ii) to encourage them to remain with the Company and to continue to devote full attention to the Company’s business.
Each of Dr. Hartnett’s and Mr. Bergeron’s employment agreements provides that in the event of his employment is terminated within 24 months after a change in control of the Company (i.e., a double trigger event), he will be entitled to (i) severance equal to (x) 250% of his annual base salary plus
(y) 250% of his annual performance bonus at the target base salary multiple, (ii) a bonus equal to his annual performance bonus at the maximum base salary multiple prorated for the portion of the fiscal year prior to the termination date, and (iii) continued participation in the Company’s welfare benefit programs (at the Company’s expense) for a period of time after his termination.
The Company has entered into a change-in-control letter agreement with Mr. Edwards that provides that if his employment is terminated under certain circumstances within 24 months after a change in control of the Company, he will be entitled to (i) severance equal to (x) 150% of his annual base salary plus (y) 150% of his annual performance bonus at the target level, and (ii) a bonus equal to his annual performance bonus at the maximum level prorated for the portion of the fiscal year prior to the termination date. In addition, he will be entitled to continue participating in the Company’s welfare benefit programs for up to 18 months following his termination. The letter agreement also commits him to remain employed with the Company in the event of a tender or exchange offer and includes a non-compete

2025 Proxy Statement	[35]

covenant for 12 months following his termination following a change in control. The form of the change-in-control letter agreement is filed as Exhibit 10.1 to our Form 10-Q filed February 1, 2010.
None of the other executive officers has a change-in-control arrangement.
In addition, the restricted stock held by the executive officers contain change-in-control provisions. If an executive officer is terminated without cause within 18 months after a change in control, all restricted stock will vest on the termination date. In addition, if there is a change in control of the Company or similar event, the Compensation Committee may, in its discretion, provide for the vesting of a participant’s restricted stock and unvested stock options on such terms and conditions as the Committee deems appropriate.
The table below summarizes the executive benefits and payments that would have been due to the NEOs upon termination of employment occurring on March 29, 2025 following a change in control:

	Michael J. Hartnett	Daniel A. Bergeron	Richard J. Edwards	John J. Feeney	Robert M. Sullivan
Severance Payment	$9,375,000	$3,194,495	$922,348	NA	NA
Bonus	3,750,000	1,008,788	345,881	NA	NA
Other Payments	43,328	54,547	17,765	NA	NA
Vested Stock Options	6,059,924	2,550,836	823,724	NA	NA
Vested Restricted Stock	15,725,503	5,760,841	1,155,880	$582,824	$2,181,520
Long-Term Stock Award	3,080,739	219,178	NA	NA	NA
Total	$38,034,494	$12,788,685	$3,265,598	$582,824	$2,181,520

Severance Other Than Following a Change in Control
The employment agreements of the CEO and COO provide them with severance if their employment ends, other than following a change in control. No other executive officer has a similar arrangement. The following table summarizes the executive benefits and payments that would have been due to the CEO and COO if their employment had ended on March 29, 2025 other than following a change in control:

	Michael J. Hartnett	Daniel A. Bergeron
Death or Disability/Termination Without Cause(1)(2)
Base Salary	$1,500,000	$672,525
Bonus	3,750,000	1,008,788
Other Payments	760,482	96,389
Vested Stock Options	6,059,924	2,550,836
Vested Restricted Stock	15,725,503	5,760,841
Long-Term Stock Award	3,080,739	219,178
Total	$30,876,648	$10,308,557
Termination With Cause/Voluntary Resignation(3)
Base Salary	$750,000	NA
Other Payments	550,539	NA
Total	$1,300,539	NA

(1)
The employment agreement provides that if his employment ends due to his death, disability or termination by the Company without cause, he will (i) receive (x) a lump-sum payment equal to his then-base salary for the period from the termination date through the end of the term of the employment agreement and (y) his annual performance bonus at the maximum base salary multiple prorated for the portion of the fiscal year prior to the termination date, and (ii) be entitled to the continuation of certain benefits until the end of the term of the employment agreement or for 12 months, whichever is longer. For purposes of the foregoing, the end of the term of the employment agreement will be March 31, 2026 unless the agreement is automatically renewed, in which case the end of the term will be the end of the then-current 12-month renewal period.

(2)
The employment agreement also provides that if his employment ends due to his death, disability, termination by the Company without cause, or the Company giving him notice of nonrenewal prior to March 31, 2026 or the end of any subsequent renewal period, (i) all his restricted stock and unvested stock options will vest, (ii) he will receive an award of a prorated portion of the shares that would be issuable under the one-year component of his equity incentive program for the year in which his employment ends and (iii) he will receive an award of a prorated portion of the shares that would be issuable under the three-year component of his equity incentive program for any three-year performance periods that are then open (at the base salary multiple for the plan target goals).

(3)
Dr. Hartnett’s employment agreement provides that if he is terminated for cause or he voluntarily resigns, he will be entitled to his base salary and continuation of certain benefits set forth in his employment agreement for six months following the date of his termination.

[36]	2025 Proxy Statement

Compensation Tables

The data presented in the following tables and other compensation information contained in this proxy statement with respect to stock-based compensation for the CEO and COO in fiscal 2025 includes the value of (i) stock awards made in fiscal 2025 for fiscal 2024 performance, (ii) stock awards made in fiscal 2026 for fiscal 2025 performance, and (iii) equity awards that will not be made until fiscal 2028 and only if the Company’s performance during the period ending with fiscal 2027 reaches or exceeds minimum performance levels. Therefore, this stock-based compensation data does not reflect what was actually paid to the CEO and COO with respect to performance in fiscal 2025. See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025” above.
Summary Compensation
The following table sets forth information regarding the compensation of the NEOs in fiscal 2025, 2024 and 2023:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)
Michael J. Hartnett Chairman, President and CEO	2025	1,500,000	NA	15,619,573	NA	2,250,000	189,133(6)	19,558,706
	2024	997,500	NA	6,317,484	NA	1,496,250	166,342	8,977,576
	2023	950,000	NA	5,984,946	NA	1,425,000	90,271	8,450,217
Daniel A. Bergeron Vice President and COO	2025	672,525	NA	4,378,735	NA	605,273	33,145(7)	5,689,678
	2024	640,500	NA	2,104,431	NA	576,450	32,461	3,353,842
	2023	610,000	NA	2,344,192	NA	549,000	37,401	3,540,593
Richard J. Edwards Vice President and General Manager	2025	384,312		219,638	271,039	119,848	28,331(8)	1,023,168
	2024	373,118	-	199,510	181,380	296,629	27,844	1,078,481
	2023	362,250	-	398,200	345,793	235,463	23,302	1,365,008
John J. Feeney Vice President, General Counsel and Secretary	2025	292,625	90,000	146,425	135,520	NA	10,707(9)	675,277
	2024	282,730	65,000	99,755	90,690	NA	10,120	548,295
	2023	275,834	55,167	199,100	172,900	NA	9,821	712,822
Robert M. Sullivan Vice President and CFO	2025	325,428	277,800(10)	638,270	467,784	NA	11,048(11)	1,720,330
	2024	243,800	150,000	598,530	453,450	NA	10,059	1,455,839
	2023	230,000	138,000	398,200	345,793	NA	9,090	1,121,083

(1)	Includes amounts deferred by the officer pursuant to the 401(k) plan and SERP.
(2)
Consists of discretionary bonuses for the fiscal year and paid in the following fiscal year, except as otherwise explained in footnote (10) below. Performance bonuses paid under the annual incentive plan are included in the “Non-Equity Incentive Plan Compensation” column.

(3)
In the case of each of the CEO and the COO, (i) the amount for fiscal 2025 represents the fair market value, calculated in accordance with FASB ASC Topic 718, on the grant date for the (x) one-year award made in fiscal 2025 based on fiscal 2024 performance, (y) one-year award made in fiscal 2026 based on fiscal 2025 performance, and (z) three-year award to be made in fiscal 2028 based on performance for the three years ending with fiscal 2027, and (ii) the amount for each other fiscal year represents the fair market on the grant date of restricted shares awarded during such fiscal year based on performance in the prior fiscal year. In the case of other executive officers, the amount for each fiscal year represents the fair market value on the grant date of restricted shares awarded during such fiscal year based on performance in the prior fiscal year. See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025—Note About Timing of Presentation of Equity-Based Compensation Data” above.

(4)	Represents the fair market value on the grant date of non-qualified stock options awarded during the fiscal year based on performance in the prior fiscal year.
(5)
Consist of annual cash bonuses earned under the annual incentive plan for performance in the fiscal year and paid in the following fiscal year. See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025—Annual Performance Bonuses” above.

(6)
Consists of (i) $170,000 for reimbursement of personal expenses (including aircraft use for personal travel), (ii) $13,369 of Company contributions to his 401(k) account, (iii) $4,850 for reimbursement of healthcare expenses, (iv) $888 for a Company-owned vehicle, and (v) $26 for a gift card received.

(7)
Consists of (i) $10,590 of Company contributions to his 401(k) account, (ii) $12,000 for a vehicle allowance, (iii) $9,989 for reimbursement of healthcare expenses, (iv) $540 for taxable costs of group-term life insurance, and (v) $26 for a gift card received.

(8)	Consists of (i) $12,000 for a vehicle allowance, (ii) $10,434 of Company contributions to his 401(k) account, and (iii) $5,897 for taxable costs of group-term life insurance.
(9)	Consists of (i) $10,424 of Company contributions to his 401(k) account, (ii) $257 for taxable costs of group-term life insurance, and (iii) $26 for a gift card received.
(10)	Includes a $50,000 discretionary bonus paid in November of fiscal 2025.
(11)	Consists of (i) $10,962 of Company contributions to his 401(k) account, (ii) $60 for taxable costs of group-term life insurance, and (iii) $26 for a gift card received.

2025 Proxy Statement	[37]

Grants of Plan-Based Awards
The following table sets forth information regarding (i) potential awards to the NEOs under the Company’s annual performance bonus plans for performance in fiscal 2025, (ii) potential awards to the NEOs under the Company’s equity incentive plans for performance in fiscal 2025 and the three-year period ending with fiscal 2027, and (iii) awards under the Company’s equity incentive plans made to the NEOs in fiscal 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Hartnett		1,125,000(4)	2,250,000(5)	3,750,000(6)	14,400(7)	23,143(8)	34,200(9)
					2,767(10)	5,534(11)	8,300(12)
					5,143(13)	10,286(14)	20,571(15)
	5/23/24							17,167	—	—	5,027,356
Daniel A Bergeron		302,636(16)	605,273(17)	1,008,788(18)	3,343(19)	5,995(20)	11,183(21)
					620(22)	1,613(23)	2,109(24)
					922(25)	1,383(26)	4,035(27)
	5/23/24							6,736	—	—	1,972,638
Richard J. Edwards		57,647(28)	230,587(29)	345,881(30)	NA	NA	NA
	5/23/24							750	2,000	292.85	490,677
John J. Feeney		NA	NA	NA	NA	NA	NA
	5/23/24							500	1,000	292.85	281,945
Robert M. Sullivan		NA	NA	NA	NA	NA	NA
	5/23/24							1,000	2,000	292.85	563,889
	11/5/24							1,200	1,500	287.85	542,165

(1)
See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025—Annual Performance Bonuses” above for a description of the annual non-equity incentive plans for the NEOs.

(2)
See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025—Long-Term Equity Incentive Awards—Equity Incentive Program for CEO and COO” above for a description of the equity incentive plans for the NEOs.

(3)	The number of shares awardable is determined by dividing the value of the award by our closing stock price on the grant date of the award.
(4)	Equals 75% of base salary if adjusted EBITDA performance is 80% of plan.
(5)	Equals 150% of base salary if adjusted EBITDA performance is 100% of plan. For fiscal 2025, adjusted EBITDA performance was 102.3% of plan, resulting in a payment on 5/28/25 at this level.
(6)	Equals 250% of base salary if adjusted EBITDA performance is 120% of plan.
(7)	Equals 280% of base salary if adjusted EBITDA performance is 75% of plan.
(8)
Equals 450% of base salary if adjusted EBITDA performance is 100% of plan. For fiscal 2025, adjusted EBITDA performance was 102.3% of plan, resulting in an award of 18,495 shares on 5/28/25 based on the $364.96 closing price of our common stock on the award date.

(9)	Equals 665% of base salary if adjusted EBITDA performance is 115% of plan.
(10)	Equals 50% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 75% of the peer group average for the same period.
(11)	Equals 100% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 100% of the peer group average for the same period.
(12)	Equals 150% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 115% of the peer group average for the same period.
(13)	Equals 100% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 0.75% below plan.
(14)	Equals 200% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 100% of plan.
(15)	Equals 400% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 0.75% above plan.
(16)	Equals 45% of base salary if adjusted EBITDA performance is 80% of plan.
(17)	Equals 90% of base salary if adjusted EBITDA performance is 100% of plan. For fiscal 2025, adjusted EBITDA performance was 102.3% of plan, resulting in a payment on 5/28/25 at this level.
(18)	Equals 150% of base salary if adjusted EBITDA performance is 120% of plan.
(19)	Equals 145% of base salary if adjusted EBITDA performance is 75% of plan.
(20)
Equals 260% of base salary if adjusted EBITDA performance is 100% of plan. For fiscal 2025, adjusted EBITDA performance was 102.3% of plan, resulting in an award of 4,791 shares on 5/28/25 based on the $364.96 closing price of our common stock on the award date.

(21)	Equals 485% of base salary if adjusted EBITDA performance is 115% of plan.
(22)	Equals 25% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 75% of the peer group average for the same period.

[38]	2025 Proxy Statement

(23)	Equals 65% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 100% of the peer group average for the same period.
(24)	Equals 85% of base salary if the Company’s TSR for the five-fiscal-year period ending with fiscal 2027 is 115% of the peer group average for the same period.
(25)	Equals 40% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 0.75% below plan.
(26)	Equals 60% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 100% of plan.
(27)	Equals 175% of base salary if the Company’s average ROIC performance for the three-fiscal-year period ending with fiscal 2027 is 0.75% above plan.
(28)	15% of base salary if the metrics for parts 1, 2 and 3 of the bonus are (i) less than 80% of plan, (ii) less than 100% of plan, and (iii) 100% of plan, respectively.
(29)	Equals 60% of base salary if the metric for part 1 of the bonus is 100% of plan.
(30)	Equals 90% of base salary if the metric for part 1 of the bonus is 120% of plan.

2025 Proxy Statement	[39]

Outstanding Equity Awards at End of Fiscal 2025
As of the end of fiscal 2025 the NEOs held the following equity awards:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity Incentive Plan Awards: market value of unearned shares that have not vested ($)
Michael J. Hartnett	-	11,778(2)	137.44	6/2/27	10,020(2)	3,262,512	9,213(3)	2,999,753(4)
	-	30,400(5)	199.16	6/3/28	21,110(5)	6,873,416	6,910(6)	2,249,896(7)
					17,167(8)	5,589,575
					20,730(9)	6,749,688
Daniel A. Bergeron	35,000	-	143.92	6/3/26	3,925(2)	1,277,980	1,239(3)	403,418(4)
	16,594	4,149(2)	137.44	6/2/27	7,032(5)	2,289,619	2,065(6)	672,364(7)
	21,000	14,000(5)	199.16	6/3/28	6,736(8)	2,193,242
					5,370(10)	1,748,472
Richard J. Edwards	—	2,000(5)	199.16	6/3/28	800(5)	260,480
	—	2,400(8)	199.10	6/3/29	1,200(8)	390,720
	—	1,600(11)	199.51	6/1/30	800(11)	260,480
	—	2,000(12)	292.85	5/23/31	750(12)	244,200
John J. Feeney	56	56(13)	181.58	2/8/28	90(13)	29,304
	-	800(5)	199.16	6/3/28	200(5)	65,120
	-	1,200(8)	199.10	6/3/29	600(8)	195,360
	200	800(11)	199.51	6/1/30	400(11)	130,240
	-	1,000(12)	292.85	5/23/31	500(12)	162,800
Robert M. Sullivan	—	2,000(2)	137.44	6/2/27	500(2)	162,800
	3,000	2,000(5)	199.16	6/3/28	400(5)	130,240
	1,600	2,400(8)	199.10	6/3/29	1,200(8)	390,720
	1,000	4,000(11)	199.51	6/1/30	2,400(11)	781,440
	-	2,000(12)	292.85	5/23/31	1,000(12)	325,600
	-	1,500(14)	287.85	11/5/31	1,200(14)	390,720

(1)	Based on $325.60, the closing price of our common stock on 3/28/25, the last business day of fiscal 2025.
(2)	Vested in June 2025.
(3)	Shares to be awarded in fiscal 2028 based on the Company’s average ROIC performance for the three years ending with fiscal 2027.
(4)	Assumes achievement of 100% of average ROIC target for the three years ending with fiscal 2027.
(5)	One-half vested in June 2025 and the other half will vest in June 2026.
(6)	Shares to be awarded in fiscal 2028 based on the Company’s TSR performance for the five years ending with fiscal 2027.
(7)	Assumes TSR performance for the five years ending with fiscal 2027 exceeds 114.9% of the peer group average for the same period.
(8)	One-third vested in June 2025 and the other two-thirds will vest in equal increments in June 2026 and June 2027.
(9)
Estimated number of shares as of the end of fiscal 2025 for an award granted during fiscal 2025 per FASB ASC Topic 718 but not awarded until fiscal 2026. Award was made on 5/28/25 when 18,495 vested shares were issued based on the $364.96 closing stock price for that day.

(10)
Estimated number of shares as of the end of fiscal 2025 for an award granted during fiscal 2025 per FASB ASC Topic 718 but not awarded until fiscal 2026. Award was made on 5/28/25 when 4,791 unvested shares were issued based on the $364.96 closing stock price for that day. Will vest in equal increments in May 2026, May 2027 and May 2028.

(11)	One-quarter vested in June 2025 and the other three-quarters will vest in equal increments in June 2026, June 2027 and June 2028.
(12)	One-fifth vested in May 2025 and the other four-fifths will vest in equal increments in May 2026, May 2027, May 2028 and May 2029.
(13)	Will vest in February 2026.
(14)	Will vest in equal increments in November 2025, November 2026, November 2027, November 2028 and November 2029.

[40]	2025 Proxy Statement

Option Exercises and Stock Vested in Fiscal 2025
The following table sets forth information regarding the NEOs’ exercises of stock options and vesting of restricted stock during fiscal 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Hartnett	126,536	15,756,242	37,922	11,197,608
Daniel A. Bergeron	35,000	7,382,239	15,773	4,657,451
Richard J. Edwards	4,200	503,121	1,400	413,392
John J. Feeney	2,096	240,795	490	150,701
Robert M Sullivan	16,600	3,325,057	1,900	561,032

(1)	Based on the closing price of our common stock on the date of exercise.
(2)	Based on the closing price of our common stock on the date of vesting.
Non-Qualified Deferred Compensation
The following table sets forth information regarding the NEOs’ deferral of compensation through contributions to our SERP during fiscal 2025:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael J. Hartnett	-	-	34,043	-	1,002,127
Daniel A. Bergeron	-	-	75,983	-	2,081,922
Richard J. Edwards	32,352	-	30,722	-	606,020
John J. Feeney	5,656	-	16,692	-	306,744
Robert M. Sullivan	-	-	17,032	-	234,868

(1)	These amounts are included in the “Salary” column in the Summary Compensation table.
(2)	These amounts are included in the “All Other Compensation” column in the Summary Compensation table.
(3)	Appreciation (depreciation) and earnings (loss) on the NEO’s account under the SERP.

2025 Proxy Statement	[41]

Pay Versus Performance

The following Pay Versus Performance (PVP) table provides information about compensation for our NEOs for each of fiscal 2025, 2024, 2023, 2022 and 2021 (the “Covered Years”). The PVP table also provides information about the results for certain financial performance measures during the Covered Years. In reviewing this information, there are a few important things to consider:
•	The information in columns (b) and (d) comes directly from the Summary Compensation table (SCT) in this proxy statement, without adjustment.
•
As required by the PVP regulations, we describe the information in columns (c) and (e) as “compensation actually paid” (CAP) to the applicable NEOs, but these CAP amounts do not necessarily reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP is a calculation involving a combination of realized pay (for cash amounts and some equity award amounts) and realizable or accrued pay (primarily for pension benefits and other equity awards).

•	The PVP regulations require that we choose a peer group or index for purposes of TSR comparisons, and we have chosen the S&P 400 Industrials Sector (the “PVP Peer Index”) for this purpose.
•
As required by the PVP regulations, we provide information about our cumulative TSR, cumulative PVP Peer Index TSR and U.S. GAAP net income results (the “External Measures”) during the Covered Years in the PVP table.

The Company is required to designate one financial metric as the “Company-Selected Measure,” or the most important financial measure that demonstrates how the Company sought to link 2025 executive pay to performance. For 2025, the Company has selected adjusted EBITDA. However, the Company believes that all of the metrics designated in the “Important Financial Performance Measures” section below are important drivers of Company performance.

[42]	2025 Proxy Statement

Pay Versus Performance(1)

					Value of initial fixed $100 Investment based on:
Fiscal Year (a)	Summary Compensation Table “SCT” Total for PEO (b)	Compensation Actually Paid to PEO (c)(2)	Average Summary Compensation Table Total for non-PEO NEOs (d)	Average Compensation Actually Paid to non-PEO NEOs (e)(2)	Total Shareholder Return (f)(3)	PVP Peer Index Total Shareholder Return (g)(3)	Net Income (h)(4)	Adjusted EBITDA (i)(5)
2025	$19,558,706	$26,092,862	$2,277,113	$3,512,610	$295.9	$263.0	$246.2	$519.8
2024	$8,977,576	$12,753,252	$1,609,114	$2,003,000	$245.8	$283.9	$209.9	$482.1
2023	$8,450,217	$14,352,594	$1,684,877	$2,647,801	$211.6	$209.7	$166.7	$433.9
2022	$19,404,363	$18,435,256	$3,068,308	$2,923,082	$177.8	$201.6	$54.7	$266.5
2021	$8,895,001	$31,906,739	$1,471,773	$4,853,752	$180.1	$195.7	$90.1	$174.3

(1)
Dr. Michal J. Hartnett was out principal executive officer (PEO) for each of the Covered Years. In this disclosure, we refer to our NEOs other than Dr. Hartnett as our “other NEOs.” Daniel A. Bergeron, Richard J. Edwards, John J. Feeney and Robert M. Sullivan were our other NEOs for each of the Covered Years.

(2)
For each Covered Year, in determining the CAP for our PEO and the average CAP for our other NEOs, we deducted or added back the following amounts from or to the total amounts of compensation reported in column (b) and column (d) for such Covered Year:

Item and Value Added (or Deducted)	2025	2024	2023	2022	2021
For Dr. Hartnett:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	-	-	-	-	-
+ service cost of pension benefits, as calculated for Covered Year	-	-	-	-	-
+ prior service cost of pension benefits, as calculated for Covered Year	-	-	-	-	-
- SCT “Stock Awards” column value	(15,619,573)	(6,317,484)	(5,984,946)	(10,364,286)	(3,725,036)
- SCT “Option Awards” column value	-	-	-	(5,820,840)	(2,900,431)
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	22,153,729	10,093,160	11,887,323	15,216,019	29,637,205
+ the Covered Year-end fair value of equity awarded in (and still outstanding as of the end of) the Covered Year	10,183,010	8,560,633	6,995,864	16,179,662	11,090,134
+/- the change in fair value of equity awarded in prior Covered Years (and still outstanding as of the end of the Covered Year)	3,414,310	3,925,511	4,844,811	(827,571)	15,484,735
+ the vesting date fair value of equity awarded and vested in the Covered Year	6,750,000	-	-	-	-
+/- the change in fair value of equity awarded in prior Covered Years that vested in the Covered Year	1,806,409	(2,392,984)	46,648	(136,072)	3,062,336
- prior the Covered Year-end fair value of equity awarded in prior Covered Years that were forfeited in the Covered Year	-	-	-	-	-
+ dividends/earnings paid or accrued on equity awarded during or for the Covered Year (if not otherwise included in CAP)	-	-	-	-	-
Total Added (or Deducted):	6,534,156	3,775,676	5,902,377	(969,107)	23,011,738
For the Other NEOs (on Average):
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	-	-	-	-	-
+ service cost of pension benefits, as calculated for Covered Year	-	-	-	-	-

2025 Proxy Statement	[43]

Item and Value Added (or Deducted)	2025	2024	2023	2022	2021
+ prior service cost of pension benefits, as calculated for Covered Year	-	-	-	-	-
- SCT “Stock Awards” column value	(1,345,767)	(750,557)	(834,923)	(1,419,015)	(548,610)
- SCT “Option Awards” column value	(218,586)	(181,380)	(216,122)	(899,933)	(383,306)
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	2,799,850	1,325,823	2,013,969	2,173,722	4,313,895
+ the Covered Year-end fair value of equity awarded in (and still outstanding as of the end of) the Covered Year	1,676,970	1,305,637	1,255,428	2,321,426	1,476,742
+/- the change in fair value of equity awarded in prior Covered Years (and still outstanding as of the end of the Covered Year)	591,967	381,552	750,249	(131,882)	2,408,207
+ the vesting date fair value pf equity awarded and vested in the Covered Year	-	-	-	-	-
+/- the change in fair value of equity awarded in prior Covered Years that vested in the Covered Year	530,913	(361,366)	8,292	(15,822)	428,946
- prior the Covered Year-end fair value of equity awarded in prior Covered Years that was forfeited in the Covered Year	-	-	-	-	-
+ dividends/earnings paid or accrued on equity awarded during or for the Covered Year (if not otherwise included in CAP)	-	-	-	-	-
Total Added (or Deducted):	1,235,497	393,886	962,924	(145,226)	3,381,979

(3)
TSR assumes an initial investment of $100 on March 28, 2020 in RBC common stock for our cumulative TSR and in the PVP Peer Index for the PVP Peer Index cumulative TSR, based on market prices at the end of each fiscal year through and including March 29, 2025, and reinvestment of dividends.

(4)	Dollars in millions.
(5)
Adjusted EBITDA is calculated based on the Company’s net income as used for external reporting purposes adjusted to exclude various items that are reflected in externally reported net income. See Appendix B for a reconciliation of adjusted EBITDA to its most directly comparable GAAP financial measure. Dollar values are in millions.

[44]	2025 Proxy Statement

Relationships Between CAP and Certain Financial Performance Measure Results
The following charts show the relationships between the Company’s cumulative TSR, the cumulative TSR for the PVP Peer Index, our PEO’s CAP, and our other NEOs’ CAP.

Relationship of PEO CAP to Total Shareholder Return
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
Compensation Actually Paid
$350
$300
$250
$200
$150
$100
$50
$-
Total Shareholder Return
2020
2021
2022
2023
2024
2025
PEO CAP
Company TSR
PVP Peer Index TSR

Relationship of Other NEO CAP to Total Shareholder Return
Compensation Actually Paid
Total Shareholder Return
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
$350
$300
$250
$200
$150
$100
$50
$0
2020
2021
2022
2023
2024
2025
Ave. Other NEO CAP
Company TSR
PVP Peer Index TSR

2025 Proxy Statement	[45]

The following charts show the relationships between the Company’s net income, our PEO’s CAP, and our other NEOs’ CAP.

[46]	2025 Proxy Statement

The following charts show the relationships between the Company’s adjusted EBITDA, our PEO’s CAP, and our other NEOs’ CAP.

Relationship of PEO CAP to Adjusted EBITDA
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
Compensation Actually Paid
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$-
Adjusted EBITDA
2021
2022
2023
2024
2025
PEO CAP
Adjusted EBITDA

Relationship of Other NEO CAP to Adjusted EBITDA
Compensation Actually Paid
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Adjusted EBITDA
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$-
2021
2022
2023
2024
2025
Ave. Other NEO CAP
Adjusted EBITDA

2025 Proxy Statement	[47]

Important Financial Performance Measures
The following table provides what we believe are the most important financial performance measures we used to link executive pay for our PEO and Other NEOs for 2025 to our performance:

Performance Measure	Type of Performance Measure
Adjusted EBITDA	Financial
Adjusted Return on Invested Capital	Financial
Free Cash Flow	Liquidity

Equity Incentive Plans

Generally
The Company maintains three long-term equity incentive plans: the 2013 Long-Term Incentive Plan (approved by our stockholders at the 2013 stockholder meeting); the 2017 Long-Term Incentive Plan (approved by our stockholders at the 2017 stockholder meeting); and the 2021 Long-Term Incentive Plan (approved by our stockholders at the 2021 stockholder meeting). These plans provide for awards of stock options, stock appreciation rights, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for awards under the plans. The purpose of the plans is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.
Initially, 1,500,000 shares of our common stock were authorized for issuance under each of the long-term equity incentive plans, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. Not more than 50% of the total authorized shares under any of the plans may be awarded as restricted stock. As of July 8, 2025, the number of shares of restricted stock and stock options that had been awarded and the number of shares available for future awards under each plan were as follows:

	Restricted Share Awards	Stock Option Awards	Available Shares
2013 Long-Term Incentive Plan	594,363	905,030	-
2017 Long-Term Incentive Plan	574,994	798,264	126,742
2021 Long-Term Incentive Plan	-	-	1,500,000
Total	1,169,357	1,703,294	1,626,742

Administration of the Plans
Our Compensation Committee administers the long-term equity incentive plans. The Board also has the authority to administer the plans and to take all actions that the Compensation Committee is otherwise authorized to take under the plans. The terms and conditions of each award made under each plan, including vesting requirements, are set forth, consistent with the plan, in a written agreement with the award recipient.
Stock Options. The Compensation Committee may award incentive stock options and non-qualified stock options. The Compensation Committee also has the authority to award options that will become fully vested and exercisable automatically upon a change in control. The Compensation Committee may not, however, approve an award to any one person (other than Dr. Hartnett) in any calendar year of options to purchase common stock equal to more than 10% of the total number of shares authorized under the plan, and it may not award incentive stock options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000 determined at the time of award. The Compensation Committee will determine the exercise price and term of any option in its discretion, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of award. In the case of incentive stock options, the option must be exercised within 10 years of the date of award. The exercise price of an incentive stock option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of fair market value on the award date and the option

[48]	2025 Proxy Statement

must be exercised within five years of the date of award. The Compensation Committee has never awarded any incentive stock options under any of the plans.
Restricted Stock. The Compensation Committee may award restricted stock, subject to the conditions and restrictions, and for the duration that it determines in its discretion. In addition to not being transferable, the restricted stock previously awarded under the plans does not have the right to vote or receive dividends.
Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights (SARs), subject to the terms and conditions contained in the relevant plan. The exercise price of an SAR must equal the fair market value of a share of our common stock on the date the SAR is awarded. Upon exercise of an SAR, the recipient will receive an amount in shares of our common stock equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR, multiplied by the number of shares as to which the SAR is exercised.
Performance Awards. The Compensation Committee may award performance awards contingent upon achievement of set goals and objectives regarding specified performance criteria, over a specified performance cycle. Awards may include specific dollar-value target awards, performance units, the value of which is established at the time of award, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of award. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other securities.
Amendment, Termination and Expiration of the Plans. The Board may amend or terminate any of the long-term equity incentive plans in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is required by the NYSE listing requirements. If not previously terminated by the Board, each plan will expire on the tenth anniversary of its adoption.
Except in the case of the CEO and COO, the Company does not have an established quantitative formula to determine the number of stock options and/or shares of stock awarded to each executive officer. See “Compensation Discussion and Analysis—Compensation Program Components and Pay Outcomes for Fiscal 2025—Long-Term Equity Incentive Awards” above.
Timing of Awards. The Compensation Committee makes executive officer equity awards once each fiscal year during the second or third week after the filing of the Company’s annual report on Form 10-K for the prior fiscal year. On occasion the Compensation Committee may determine that it is appropriate to make additional awards to an executive officer at another time of the year, but the Committee only does so at times that the Committee members would be permitted to trade RBC stock under our Insider Trading Policy (i.e., only when Committee members are not in possession of material nonpublic information regarding the Company). For example, the Compensation Committee awarded shares of restricted stock and stock options to CFO Robert Sullivan on November 5, 2024, the first day of the trading window following the release of our financial results for the second quarter of fiscal 2025. As a result of this policy, no awards were made to executive officers in fiscal 2025 during the period starting four business days before, and ending one business day after, the filing or furnishing of any of our Exchange Act periodic reports.
Equity Compensation Plan Information
The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of July 8, 2025, consisting of the 2013 Long-Term Incentive Plan, 2017 Long-Term Incentive Plan and 2021 Long-Term Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	259,229	$223.07	1,626,742

(1)	The Company does not have equity compensation plans that have not been approved by our stockholders.

2025 Proxy Statement	[49]

CEO Pay Ratio

As of March 29, 2025, the Company had 5,334 employees located in 11 countries around the world, of whom 3,754 were located in the United States. For fiscal 2025, the estimated median of the annual total compensation of all those employees worldwide (excluding our CEO) was $64,977 and the estimated median of the annual total compensation of all those employees located in the United States (excluding our CEO) was $71,469. The total compensation of our CEO, Dr. Hartnett, in fiscal 2025 was $19,558,706 (including a stock award made in fiscal 2025 based on performance in fiscal 2024, a stock award made in fiscal 2026 based on performance in fiscal 2025, and stock awards to be made in fiscal 2028 based on performance in the three years ending with fiscal 2027 (see “Compensation Tables—Summary Compensation” above)), which was 301 times the compensation of the median employee worldwide, and 274 times the compensation of the median employee in the United States. We used a sampling technique to identify the median employee, selecting 4,980 of our worldwide employees and 3,707 of our United States employees. We then identified the individual in each of the two samples who received the median compensation (using for this purpose salary (including base wages), bonus, equity compensation and overtime actually paid during fiscal 2025). We then determined the annual total compensation of those two employees as shown above on substantially the same basis as used for the CEO in the Summary Compensation table. The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2025 and fiscal 2024.

	Fiscal Year Ended
	March 29, 2025	March 30, 2024
Audit Fees	$2,058,800	$1,932,000
Audit-Related Fees	-	-
Tax Fees	-	-
Other Fees	3,600	3,600
Total Fees	$2,062,400	$1,935,600

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
Tax Fees. Consists principally of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.
Other. Consists of subscription fees for an accounting research service.
Pursuant to the Audit Committee’s charter, the Committee must approve all audit engagement fees and other significant compensation to be paid to the independent registered public accounting firm and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any non-audit services to be provided to the Company by the independent registered public accounting firm. The Audit Committee policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The Audit Committee’s charter authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
All audit services performed by Ernst & Young LLP in fiscal 2025 and fiscal 2024 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

[50]	2025 Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed the consolidated financial statements of the Company for fiscal 2025 with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (PCAOB) including matters related to the planning and results of the audit of the Company’s consolidated financial statements.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB relating to Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence and has considered whether the provision of non-audit services by Ernst & Young to the Company is compatible with maintaining Ernst & Young’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2025.
The Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2026.
Respectfully submitted,
The Audit Committee of the Board of RBC Bearings Incorporated
Edward D. Stewart (Chair)
Richard R. Crowell
Frederick J. Elmy

Stockholder Proposals and Director Nominations

Stockholder Proposals
Stockholders interested in submitting a proposal for inclusion in the proxy statement relating to the Company’s next annual meeting of stockholders in 2026 may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received by the Company at its principal executive offices (located at 102 Willenbrock Road, Oxford, CT 06478) no later than March 26, 2026.
Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the 2026 annual meeting, must be delivered to or mailed and received at c/o Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478 no earlier than June 6,
2026 (i.e., 90 days prior to the anniversary of this year’s annual meeting) and no later than July 6, 2026 (i.e., 60 days prior to the anniversary of this year’s annual meeting); provided, however, that in the event that less than 70 days’ notice or prior public announcement of the date of the 2026 annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the 2026 annual meeting is mailed or publicly announced. A stockholder’s notice must also comply with the timing, disclosure, procedural and other requirements set forth in the Company’s by-laws, a copy of which is available upon request from RBC’s Secretary at the above address.

2025 Proxy Statement	[51]

Stockholder Director Nominations
A stockholder may suggest director candidates for consideration by the Board’s Nominating and Governance Committee. Any such suggestion should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Board has established, through the Nominating and Governance Committee, selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Governance Committee from time to time.
The Company’s by-laws permit stockholders to nominate directors for election at an annual stockholders meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Secretary. To be timely for the 2026 annual meeting, a stockholder’s notice must be delivered to or mailed and received at c/o Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478, no earlier than the close of business on June 6, 2026 (i.e., 90 days prior to the anniversary of this year’s annual meeting) and no later than July 6, 2026 (i.e., 60 days prior to the anniversary of this year’s annual meeting). In the event that the date of the 2026 annual meeting is more than 30 days from the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the date of the 2026 meeting is mailed or publicly announced. A stockholder’s notice must also comply with the timing, disclosure, procedural and other requirements set forth in the Company’s by-laws.
In addition to satisfying the requirements under the Company’s by-laws, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees for the 2026 annual meeting must provide a written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 7, 2026 (i.e., 60 days prior to the anniversary of this year’s annual meeting). However, if the date of the 2026 annual meeting is more than 30 days from the anniversary of this year’s annual meeting, then such notice must be delivered by the later of (i) the tenth day following the public announcement of the date of the 2026 annual meeting and (ii) the date that is 60 days prior to the date of the 2026 annual meeting.

Additional Information About the Annual Meeting

The Company is furnishing proxy materials to stockholders via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement and our annual report as well as how to submit your proxy over the internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on or about July 24, 2025. We will mail a printed copy of this proxy statement and form of proxy to certain stockholders and we expect that mailing to begin on or about July 24, 2025.
Why did I receive these materials?
You are receiving a proxy statement because you owned shares of our common stock on July 8, 2025 (the “Record Date”), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which you may vote and provides information on those matters so that you can make an informed decision.
How may I obtain RBC’s 10-K and other financial information?
Stockholders may find the 2025 Form 10-K and our other filings with the Securities and Exchange Commission (SEC), as well as other information regarding the Company, including environmental/social/governance information, on the Investor Relations page of our website at www.investor.rbcbearings.com.
If you received our proxy statement in the mail, a copy of our 2025 Annual Report on Form 10-K was enclosed with the proxy statement. Stockholders may request a free copy of the 2025 Form 10-K from the Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478 (203-267-7001).

[52]	2025 Proxy Statement

Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on the
Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
What constitutes a quorum for the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date and eligible to vote will constitute a quorum permitting the conduct of business at the meeting. As of the Record Date, there were 31,463,287 shares of common stock outstanding and eligible to vote. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if we have a quorum.
What vote is required to approve each item?
Election of Directors (Proposal 1): Directors are elected by a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees (i.e., stockholders do not have cumulative voting rights).
Approval of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2026 requires the affirmative vote of a majority of the shares represented at the meeting.
Approval of the Say-on-Pay Proposal (Proposal 3): The approval of the resolution regarding the stockholder advisory vote on named executive officer compensation requires the affirmative vote of a majority of the shares represented at the meeting.
A properly executed proxy marked “ABSTAIN” with respect to a particular proposal will not be voted on that proposal (although it will be counted for purposes of determining whether there is a quorum at the meeting). Therefore, an abstention with respect to Proposal 1 will have no effect on the outcome of that proposal while an abstention with respect to either Proposal 2 or Proposal 3 will have the same effect as an “AGAINST” vote on that proposal.
Will stockholders be asked to vote on any other matters?
To the knowledge of the Company, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons acting as proxy holders will vote on those matters in the manner they consider appropriate.
What are the Board’s recommendations?
The Board’s recommendations are set forth in this proxy statement together with the description of each proposal to be voted upon. In summary, the Board recommends a vote FOR each of Proposals 1, 2 and 3. Unless you give other instructions when you vote, the persons acting as proxy holders will vote in accordance with the recommendations of the Board.
How do I vote?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy over the Internet (at www.ProxyVote.com), by telephone (1-800-579-1639) or, if you received paper copies of our proxy materials in the mail, by completing, dating and signing a proxy card and returning it in the enclosed postage-paid envelope.
If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the materials provided by your bank, broker or other record holder for specific instructions on methods of voting available to you.
If you properly submit a proxy, your shares will be voted in accordance with your instructions. If you submit a proxy but do not specify how you want to vote your shares, the proxy holders will vote them in accordance with the recommendations of the Board.

2025 Proxy Statement	[53]

What if I Hold My Shares in Street Name?
If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. The Company has supplied copies of its proxy materials for the 2025 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting.
If your broker, bank or other nominee does not receive voting instructions from you, your shares may constitute “broker non-votes.” Generally, broker non-votes occur with respect to a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner and instructions are not given. Shares represented by broker non-votes will be counted in determining whether there is a quorum at the meeting, but will not be considered voted with respect to those proposals to which the broker non-votes relate. Without instruction from you, your broker may not vote with respect to any of the proposals at the 2025 annual meeting except for the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). Because director nominees are elected by a majority of the votes cast at the meeting, broker non-votes will not affect the outcome of the voting on the election of directors. However, because approval of the say-on-pay proposal (Proposal 3) requires the affirmative vote of a majority of the shares of common stock represented at the meeting, a broker non-vote with respect to that proposal will have the same effect as an “AGAINST” vote.
What should I do if I receive more than one set of voting materials?
You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please vote with respect to each Notice or set of proxy materials that you receive.
How and when may I propose actions for consideration at next year’s annual meeting of stockholders or recommend or nominate individuals to serve as directors?
See “Stockholder Proposals and Director Nominations” above.
Additional Information Regarding the Solicitation
The Company will bear the cost of the annual meeting and the cost of this proxy solicitation. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Company will reimburse, upon request, all brokers and other persons holding shares of common stock for the benefit of others for their reasonable expenses in forwarding the Company’s proxy materials and any accompanying materials to the beneficial owners and in obtaining authorization from beneficial owners to give proxies.
The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in the manner the proxy holders consider appropriate.
By order of the Board of Directors,
John J. Feeney
Vice President, General Counsel and Secretary
July 24, 2025

[54]	2025 Proxy Statement

APPENDIX A:

Directions to RBC

RBC Bearings Incorporated
Building A, 102 Willenbrock Road
One Tribology Center
Oxford, CT 06478.
Connecticut I-84 East or West to exit 16
Head south on CT-188 S/Strongtown Road toward CT-67 N/Seymour Road
Turn left onto CT-188 S/CT-67 S/Seymour Road
Continue straight to follow CT-67 S/Seymour Road
Take the 1st left onto Hawley Road
Take the 2nd right onto Willenbrock Road
Destination will be the second building on the left

2025 Proxy Statement	[55]

APPENDIX B:

Reconciliation of Reported Net Income to Adjusted EBITDA
(dollars in millions)

	Fiscal Year Ended
	March 29, 2025	March 30, 2024	April 1, 2023	April 2, 2022	April 3, 2021
Reported net income	$246.2	$209.9	$166.7	$54.7	$90.1
Interest expense, net	59.8	78.7	76.7	41.5	1.4
Provision for income taxes	65.7	51.9	43.0	24.0	23.1
Stock-based compensation expense	28.4	17.4	14.0	32.9	18.1
Depreciation and amortization	120.0	119.3	115.4	65.5	32.8
Other non-operating expense	2.2	2.1	2.3	0.8	-
Inventory step-up	-	-	-	13.8	-
Transaction and related costs	-	0.3	0.1	22.7	-
Transition services	-	-	8.8	8.0	-
Restructuring and consolidation	1.5	3.0	2.6	2.6	7.3
Cyber event	-	-	-	-	1.5
Legal settlement	(4.0)	-	-	-	-
Pension settlement	-	(0.5)	4.3	-	-
Adjusted EBITDA	$519.8	$482.1	$433.9	$266.5	$174.3

[56]	2025 Proxy Statement

RBC BEARINGS INCORPORATED
ATTN: JOHN FEENEY
ONE TRIBOLOGY CENTER
OXFORD, CT 06478

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V77011-Z90847

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RBC BEARINGS INCORPORATED

The Board of Directors recommends you vote FOR the election to the Board of Directors of all the nominees.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Daniel A. Bergeron (Class I Director to serve a three-year term)	☐	☐	☐
1b. Barry C. Boyan (Class I Director to serve a three-year term)	☐	☐	☐
1c. Edward D. Stewart (Class I Director to serve a three-year term)	☐	☐	☐
1d. Frederick J. Elmy (Class III Director to serve a one-year term)	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote FOR proposal 3.

	For	Against	Abstain
3. To consider a resolution regarding the stockholder advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: If any other matter may properly come before the meeting for action by stockholders, this proxy will be voted in the manner the proxy holder considers appropriate.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V77012-Z90847

RBC BEARINGS INCORPORATED
PROXY FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of RBC Bearings Incorporated, a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, do/does hereby appoint(s) Dr. Michael J. Hartnett, Daniel A. Bergeron and John J. Feeney, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders of the Company to be held on September 4, 2025 at 9:00 a.m., local time, at One Tribology Center, 102 Willenbrock Road, Building A, Oxford, CT 06478 and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Continued and to be signed on reverse side